The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-168617

Subject to Completion. Dated February 28, 2013.
Preliminary Prospectus Supplement to Prospectus dated August 6, 2010.

$150,000,000

    % Convertible Senior Notes due 2018

Interest payable April 15 and October 15
Issue Price:    %

We are offering $150,000,000 aggregate principal amount of our     % convertible senior notes due 2018 (the “notes”). The notes will bear interest at a rate of     % per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2013. The notes will mature on April 15, 2018.

Holders may convert their notes into shares of our common stock at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously repurchased by us. The initial conversion rate for the notes will be       shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $     per share of our common stock. The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if a make-whole fundamental change (as defined herein) occurs prior to the maturity date, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change.

If we undergo a fundamental change (as defined herein), holders may require us to repurchase the notes in whole or in part for cash at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. No sinking fund will be provided for the notes.

The notes will be our general unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The New York Stock Exchange, or NYSE, under the symbol “RWT”. On February 27, 2013, the last reported sale price of our common stock on the NYSE was $20.05 per share.

We have elected to qualify to be taxed as a real estate investment trust, or REIT. In order to protect us against the risk of losing our status as a REIT due to concentration of ownership among our stockholders, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the outstanding shares of any class of our stock, unless our board of directors waives or modifies this ownership limit. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our common stock. See “Restrictions on Ownership and Transfer and Repurchase of Shares” beginning on page 24 of the accompanying prospectus.

See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page S-1 of our Annual Report on Form 10-K for the year ended December 31, 2012 to read about important factors that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Redwood Trust, Inc.	%	$

The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be March   , 2013.

To the extent the underwriters sell more than $150,000,000 principal amount of notes, the underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional $22,500,000 principal amount of notes from us at the public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about March   , 2013.

Joint-Book Running Managers

J.P. Morgan	Barclays

Co-Lead Managers

Goldman, Sachs & Co.	JMP Securities

           , 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.” This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the Securities and Exchange Commission, which we refer to as the SEC, under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, on the SEC’s website at www.sec.gov or at the SEC’s public reference room. See “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Redwood,” “we,” “us,” “our” or similar references mean Redwood Trust, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference herein or therein. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or the negative of such terms or similar words or expressions. These forward-looking statements may also use different phrases.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements that address our strategy and operating performance and events or developments that we expect or anticipate will occur in the future, including, but not limited to, our statements in “Summary — The Offering” on page s-3 and “Use of Proceeds” on page s-17 regarding our intended use of the proceeds of this offering.

These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent filings under the Securities Exchange Act of 1934, as amended. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the timing and profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

S-iii

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those referenced in “Risk Factors” below. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed could also adversely affect us. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the notes we are offering as well as information regarding our business and financial data. You should read this prospectus supplement and the accompanying prospectus, including information incorporated by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase additional notes in this offering.

About Redwood Trust, Inc.

Redwood Trust, Inc., together with its subsidiaries, is an internally-managed operating company focused on engaging in residential and commercial mortgage banking activities and investing in mortgage- and other real estate-related assets. We seek to generate fee and gain on sale income through our mortgage banking activities and to invest in real estate-related assets that have the potential to generate attractive cash flow returns over time. For tax purposes, Redwood Trust, Inc. is structured as a real estate investment trust (“REIT”) and we generally refer, collectively, to Redwood Trust, Inc. and those of its subsidiaries that are not subject to subsidiary-level corporate income tax as “the REIT” or “our REIT.” We generally refer to subsidiaries of Redwood Trust, Inc. that are subject to subsidiary-level corporate income tax as “our operating subsidiaries” or “our taxable REIT subsidiaries.” Our mortgage banking activities are generally carried out through our operating subsidiaries, while our portfolio of mortgage- and other real estate-related investments is primarily held at our REIT. We generally intend to retain profits generated and taxed at our operating subsidiaries, and to distribute as dividends at least 90% of the income we generate from the investment portfolio at our REIT.

Our residential mortgage banking activities primarily consist of operating a residential mortgage loan conduit — i.e., the acquisition of residential mortgage loans, which we also refer to as residential loans, from third-party originators and the subsequent sale or securitization of those loans. Most of the residential loans we acquire are securitized through our Sequoia securitization program. The process of sponsoring a Sequoia securitization begins with the acquisition, on a loan-by-loan basis (or flow basis), of residential loans originated by banks and mortgage companies located throughout the U.S., periodically augmented by our acquisition of larger pools of residential loans (or bulk acquisitions) that may be available for purchase from other participants in the capital markets for residential loan finance. Our acquisition and accumulation of these loans for securitization is generally funded with equity and short-term debt. Once a sufficient amount of residential loans has been accumulated for securitization, we pool and transfer those loans to a Sequoia securitization entity, establish a financial structure for the securitization, and the Sequoia securitization entity then issues senior and subordinate residential mortgage-backed securities (“RMBS” or “residential securities”) collateralized by that pool of loans. Senior securities issued by Sequoia securitization entities, or those interests that generally have the first right to cash flows and are generally last to absorb losses, are generally issued to third parties we refer to as “senior investors” or “triple-A investors,” while some or all of the remaining subordinate securities, or those interests that generally have the last right to cash flows and are generally first in line to absorb losses, are generally retained by us and held for investment at our REIT. From time to time we may also invest in senior interest-only (“IO”) securities issued by a Sequoia securitization entity. These IO securities receive interest payments (but no principal payments) related to securitized residential mortgage loans. We may also retain mortgage servicing rights (“MSRs”) associated with residential loans we acquire, including those residential loans that are transferred to a Sequoia securitization entity. The owner of an MSR is entitled to receive a portion of the interest payments from the associated residential loan and is obligated to directly service, or retain a sub-servicer to directly service, the associated loan. The MSR owner may also be obligated to fund advances of principal and interest payments due to a third party owner of the loan (including, for example, a securitization trust), but not received on schedule from the loan borrower. We do not originate or directly service residential loans. Residential loans for which we own the MSR are directly serviced by a sub-servicer we retain.

Our commercial mortgage banking activities primarily consist of operating as a commercial real estate lender by originating mortgage loans and providing other forms of commercial real estate financing (which we also refer to generally as “commercial loans”) directly to borrowers and through a correspondent network of third-party brokers. We may structure commercial loans as senior or subordinate mortgage loans, as mezzanine loans, or as other forms of financing, such as preferred equity interests in special purpose entities that own commercial real estate. We typically sell the senior loans we originate to other participants in the capital markets for commercial real estate finance, primarily to third-party sponsors of commercial loan securitization entities that issue commercial mortgage-backed securities (“CMBS” or “commercial securities”). The mezzanine and subordinate commercial loans we originate are generally transferred to, and held for investment at, our REIT.

Our investment portfolio is primarily held at our REIT, and includes investments in residential securities issued in our Sequoia securitization transactions, as well as residential securities issued by third parties. Some of the securities we invest in are residential re-REMIC support securities or similar securities, which are securities that are generally created through the resecuritization of senior RMBS. Re-REMIC support securities are subordinate to, and provide credit support for, the senior re-REMIC securities issued in a resecuritization. We may also invest in other assets, securities, and instruments that are related to residential real estate. For example, in addition to investing in MSRs associated with residential loans transferred to Sequoia securitization entities, we may also invest in MSRs acquired directly from third parties. Our investment portfolio includes investments in commercial loans that are originated through our commercial mortgage banking activities and may also include investments in CMBS or other forms of commercial real estate financing originated by others. We assume a range of risks in our investments and the level of risk is influenced by, among other factors, the manner in which we finance our purchases of, and derive income from, our investments.

Our primary sources of income are net interest income from our investment portfolio and income from our mortgage banking activities. Net interest income consists of the interest income we earn less the interest expenses we incur on borrowed funds and other liabilities. Mortgage banking income consists of, among other things, the fee and gain on sale income we generate through our residential and commercial mortgage banking activities, offset by hedging costs directly associated with engaging in these activities.

Corporate Information

We were incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. For tax purposes, Redwood Trust, Inc. is structured as a REIT. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941. Our telephone number is (415) 389-7373. Our website is www.redwoodtrust.com. Information contained in or that can be accessed through our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” the words “Redwood,” “we,” “our,” “us” and “the company” refer only to Redwood Trust, Inc. and not to any of its subsidiaries. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer
Redwood Trust, Inc., a Maryland corporation
Notes Offered
$150.0 million principal amount of % convertible senior notes due 2018 (plus up to an additional $22.5 million principal amount if the underwriters exercise their over-allotment option to purchase additional notes).
Issue Price
%
Maturity Date
April 15, 2018
Interest Rate
% per year. Interest will accrue from the date of issuance (which is scheduled for March , 2013) or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2013.
We will also be required to pay additional interest on the notes under the circumstances described under “Description of Notes — Events of Default.”
Ranking
The notes will be our general unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured indebtedness and senior in right of payment to any existing and future indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.
As of December 31, 2012, on a consolidated basis, we had $551.9 million in outstanding secured indebtedness and no outstanding senior unsecured indebtedness, in each case exclusive of trade and other payables. As of December 31, 2012, the aggregate amount of secured liabilities of our subsidiaries was $245.5 million and the aggregate amount of unsecured liabilities of our subsidiaries was $7.0 million, in each case including trade and other payables and excluding intercompany liabilities. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.
Conversion Rights
Holders may convert any of their notes into shares of our common stock at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously repurchased by us. Any conversions of notes into shares of our common stock will be subject to certain ownership limitations more fully described in “Description of Notes — Ownership Limit: Limitation on Stock

Issuable Upon Conversion.” The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $ per share of our common stock. The conversion rate will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if certain corporate events occur prior to the maturity date, we will in some cases increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.” However, if the price paid (or deemed paid) for our common stock in such a corporate event is greater than $ per share or less than $ per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if a holder converts its notes in connection with such a corporate event.
Settlement Upon Conversion
Upon conversion of the notes, a holder will receive, on or prior to the third trading day following the conversion date, a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date, plus cash in lieu of fractional shares, all calculated as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion”; provided, however, that with respect to any conversion date that occurs on or after the regular record date for the final payment of interest on the notes (i.e., April 1, 2018), we will deliver such shares and cash on the maturity date.

You will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock and cash, if any, delivered to you upon conversion.
Sinking Fund
None
Fundamental Change
If we undergo a “fundamental change” (as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, you may require us to repurchase for cash all or part of your notes. The fundamental change repurchase price will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
Events of Default
Except as described under “Description of Notes — Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. If the event of default relates to our failure to comply with the reporting obligations in the indenture governing the notes, at our option, the sole remedy for the first 365 days following such event of default consists exclusively of the right to receive additional interest on the notes as described under “Description of Notes — Events of Default.” In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events as described under “Description of Notes — Events of Default.”
Book-Entry Form
The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
No Prior Market
The notes are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
No Listing
We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The New York Stock Exchange under the symbol “RWT”.
Material U.S. Federal Income Tax Considerations
For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”
Trustee, Paying Agent and Conversion Agent
Wilmington Trust, National Association
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to fund our business and investment activity, which may include funding purchases of residential mortgage loans, funding the origination of commercial loans and acquiring mortgage-backed securities for our investment portfolio, as well as for other general corporate purposes. See “Use of Proceeds” on page S-17
Risk Factors
See “Risk Factors” on page S-9 for a discussion of factors that should be considered before investing in the notes.
Restrictions on Ownership and Transfer of Common Stock
To assist us in satisfying the requirements for qualification as a REIT, our charter prohibits any person from acquiring or holding beneficial ownership of shares of our common stock representing in excess of 9.8%, in number of shares or value, of the outstanding shares of our common stock (the “Charter Limitation”), unless our board of directors waives or modifies this ownership limit. We have previously granted limited waivers of this prohibition and, subject to the approval of our board of directors, we may grant additional waivers at any time, including in connection with this offering. For purposes of the Charter Limitation, ownership of the notes will be deemed to be ownership of the common stock issuable upon conversion of the notes. Accordingly, the indenture will provide that, notwithstanding any other provision of the indenture, no holder of notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to violate the Charter Limitation. Any purported delivery of shares of common stock upon conversion of notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder violating the Charter Limitation. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer and Repurchase of Shares” on page 24 of the accompanying prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated financial data as of and for the three years ended December 31, 2010, 2011 and 2012 from our audited consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	Year Ended December 31,
	2012	2011	2010
	(In thousands, except share data)
Interest Income
Residential loans	$82,169	$81,116	$65,405
Commercial loans	26,759	8,835	1,864
Real estate securities	122,386	127,179	162,531
Other investments	—	—	15
Cash and cash equivalents	70	49	239
Total interest income	231,384	217,179	230,054
Interest Expense
Short-term debt	(9,390)	(1,031)	(81)
Asset-backed securities issued	(101,821)	(88,492)	(76,319)
Long-term debt	(9,583)	(9,514)	(8,264)
Total interest expense	(120,794)	(99,037)	(84,664)
Net Interest Income	110,590	118,142	145,390
Provision for loan losses	(3,648)	(16,151)	(24,135)
Other market valuation adjustments	(7,654)	(30,545)	(9,667)
Other-than-temporary impairments(1)	(2,509)	(9,472)	(9,887)
Other market valuation adjustments, net	(10,163)	(40,017)	(19,554)
Net Interest Income After Provision and Other Market Valuation Adjustments	96,779	61,974	101,701
Mortgage banking activities, net	46,630	—	—
Operating expenses	(65,270)	(47,682)	(53,715)
Realized gains, net	54,921	10,946	63,496
Net income before provision for income taxes	133,060	25,238	111,482
Provision for income taxes	(1,291)	(42)	(280)
Net income	131,769	25,196	111,202
Less: Net (loss) income attributable to noncontrolling interest	—	(1,147)	1,150
Net Income Attributable to Redwood Trust, Inc.	$131,769	$26,343	$110,052
Basic earnings per common share	$1.61	$0.31	$1.37
Diluted earnings per common share	$1.59	$0.31	$1.36
Regular dividends declared per common share	$1.00	$1.00	$1.00
Basic weighted average shares outstanding	79,529,950	78,299,510	77,841,634
Diluted weighted average shares outstanding	80,673,682	78,299,510	78,810,949

(1) For the year ended December 31, 2012, other-than-temporary impairments were $3,536 of which $1,027 was recognized in Accumulated Other Comprehensive Income (loss). For the year ended December 31, 2011, other-than-temporary impairments were $15.1 million, of which $5.6 million were recognized in Accumulated Other Comprehensive Income (loss). For the year ended December 31, 2010, other-than-temporary impairments were $18.2 million, of which $8.3 million were recognized in Accumulated Other Comprehensive Income (loss).

	As of December 31,
	2012	2011	2010
	(In thousands)
Balance sheet data:
ASSETS
Residential loans, held-for-sale (includes $556,283, $2,169 and $1,855 at fair value)	$562,658	$395,237	$1,855
Residential loans, held-for-investment	2,272,812	3,799,648	3,795,240
Commercial loans (includes $0, $12,129 and $19,850 at fair value)	313,010	169,855	50,386
Real estate securities, at fair value	1,108,753	981,837	1,154,836
Cash and cash equivalents	81,080	267,176	46,937
Total earning assets	4,338,313	5,613,753	5,049,254
Restricted cash	383	14,987	24,524
Accrued interest receivable	12,442	15,840	13,782
Derivative assets	2,972	2,373	8,051
Deferred tax asset	—	—	3,487
Deferred securities issuance costs	9,293	8,083	5,928
Other assets	80,695	88,262	38,662
Total Assets(1)	$4,444,098	$5,743,298	$5,143,688
LIABILITIES AND EQUITY
Liabilities
Short-term debt	$551,918	$428,056	$44,137
Accrued interest payable	4,592	8,134	5,930
Derivative liabilities	51,081	127,564	83,115
Accrued expenses and other liabilities	26,902	8,105	14,305
Dividends payable	—	—	19,531
Asset-backed securities issued (includes $0, $209,381 and $303,077 at fair value)	2,529,941	4,139,355	3,761,578
Long-term debt	139,500	139,500	139,500
Total Liabilities(1)	3,303,934	4,850,714	4,068,096
Equity
Common stock, par value $0.01 per share, 165,000,000 shares authorized; 81,716,416, 78,555,908 and 78,124,668 issued and outstanding	817	786	781
Additional paid-in capital	1,744,544	1,697,979	1,689,851
Accumulated other comprehensive income (loss)	138,332	(13,151)	112,339
Cumulative earnings	633,052	501,283	474,940
Cumulative distributions to stockholders	(1,376,591)	(1,294,313)	(1,213,158)
Total stockholders’ equity	1,140,164	892,584	1,064,753
Noncontrolling interest	—	—	10,839
Total Equity	1,140,164	892,584	1,075,592
Total Liabilities and Equity	$4,444,098	$5,743,298	$5,143,688
Recourse senior debt to equity(2)	0.5x	0.5x	0.0x
Recourse debt to equity(3)	0.6x	0.6x	0.2x

(1) At December 31, 2012, 2011, and 2010, assets of securitization entities consolidated for financial reporting purposes totaled $2.9 billion, $4.4 billion, and $3.9 billion, respectively, and liabilities of these securitization entities totaled $2.5 billion, $4.2 billion, and $3.8 billion, respectively. The assets of these consolidated securitization entities can only be used to settle obligations of the respective entities and the creditors of these securitization entities do not have recourse to Redwood Trust.

(2) Excludes asset-backed securities issued by securitization entities consolidated for financial reporting purposes of $2.5 billion, $4.1 billion, and $3.8 billion for the years ended December 31, 2012, 2011, and 2010, respectively, for which Redwood Trust does not have recourse liability. Also excludes an aggregate of $140 million of subordinated debt issued by Redwood Trust for each of the years ended December 31, 2012, 2011, and 2010.

(3) Excludes asset-backed securities issued by securitization entities consolidated for financial reporting purposes of $2.5 billion, $4.1 billion, and $3.8 billion for the years ended December 31, 2012, 2011, and 2010, respectively, for which Redwood Trust does not have recourse liability.

RISK FACTORS

Investing in the notes being offered by this prospectus supplement and the accompanying prospectus involves a high degree of risk. Before deciding whether to invest in the notes, you should consider carefully the risk factors described below, the risk factors incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 and the risk factors contained in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock and, in turn, the trading price of the notes, could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to the Notes, our Common Stock and this Offering

The notes are effectively subordinated to any of our existing and future secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our general unsecured obligations and will rank equal in right of payment with any other senior unsecured indebtedness we incur and senior in right of payment to any existing and future indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of December 31, 2012, on a consolidated basis, we had $551.9 million in outstanding secured indebtedness and no outstanding senior unsecured indebtedness, in each case exclusive of trade and other payables. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

Our subsidiaries will not guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of December 31, 2012, the aggregate amount of secured liabilities of our subsidiaries was $245.5 million and the aggregate amount of unsecured liabilities of our subsidiaries was $7.0 million, in each case including trade and other payables and excluding intercompany liabilities, and our operating subsidiaries had no outstanding preferred equity. The provisions of the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

Our significant level of indebtedness and liabilities could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

We have now and, following the consummation of this offering, will continue to have, a significant amount of indebtedness and liabilities. As of December 31, 2012, our total consolidated liabilities (excluding asset-backed securities issued by consolidated Sequoia entities, a residential resecuritization entity, and a commercial securitization entity, for which we are not liable) was $771.0 million. We will incur $150.0 million of additional indebtedness if and when we sell the notes, or $172.5 million of additional indebtedness if the underwriters exercise in full their over-allotment option to purchase aditional notes. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;
•	limiting our ability to obtain additional financing;
•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business;
•	dilution experienced by our existing stockholders as a result of the conversion of the notes offered hereby into shares of common stock; and
•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes to be offered and sold in this offering, or any other indebtedness then outstanding, we would be in default, which would permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness. Any default under these notes or any other indebtedness could have a material adverse effect on our business, results of operations and financial condition. For an additional discussion of our outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations--Risks Relating to Short-Term Debt Incurred Under Residential Mortgage Loan Warehouse Facilities, Securities Repurchase Facilities, and Other Short-Term Debt Facilities; and Risks Relating to Debt Incurred Under Commercial Debt Investment Repurchase Facilities” included in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated herein by reference.

We may not have the ability to raise the funds necessary to repurchase the notes as required upon a fundamental change, and our other then existing debt may contain limitations on our ability to pay cash upon such repurchase of the notes.

Following a fundamental change as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change repurchase price in cash with respect to any notes surrendered by holders for repurchase upon a fundamental change. In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the notes upon a fundamental change. Our failure to repurchase the notes upon a fundamental change when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return to our stockholders.

Management will retain broad discretion over the use of proceeds from this public offering. Stockholders and holders of the notes may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. We intend to use the net proceeds from this offering to fund our business and investment activity, which may include funding purchases of residential mortgage loans, funding the origination of commercial loans and acquiring mortgage-backed securities for our investment portfolio, as well as for other general corporate purposes. Because of the number and variability of factors that determine our use of the proceeds from this offering, our actual uses of the proceeds of this offering may vary substantially from our currently planned uses.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in this prospectus supplement. The conversion rate will not be adjusted for other events, such as a payment of certain dividends on our common stock or an issuance of our common stock for cash, that may adversely affect the trading price of the notes and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the option to require us to repurchase all or any portion of your notes as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the trading price of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting affect the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with certain make-whole fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

If certain transactions that constitute a make-whole fundamental change occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” in this prospectus supplement. While the increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid (or deemed paid) for our common stock in any such transaction is greater than $     per share or less than $     per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such transaction. Moreover, in no event will the total number of shares of our common

stock issuable upon the conversion of the notes exceed      per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Furthermore, the definition of make-whole fundamental change that will be contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The issuance of additional stock will dilute all other stockholdings and could affect the market price of our common stock and, therefore, the trading price of the notes.

As of December 31, 2012, we had an aggregate of approximately 82.5 million shares of common stock authorized but unissued and not reserved for issuance under our equity compensation plans. We may issue all of these shares without any action or approval by our stockholders. The issuance of these unreserved shares, as well as any shares of our common stock issued in connection with the exercise of stock options, restricted stock units, under convertible or derivative instruments or otherwise would dilute the notional percentage ownership held by the investors who purchase our notes in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of the notes.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, may not be maintained.

The notes will be new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which may not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely effected.

Investing in the notes and in our common stock may involve a high degree of risk. Holders of the notes, as potential holders of our common stock may experience losses, volatility, and poor liquidity, and we may reduce our dividends in a variety of circumstances.

An investment in the notes and in our common stock may involve a high degree of risk, particularly when compared to other types of investments. Risks related to the economy, the financial markets, our industry, our investing activity, our other business activities, our financial results, the amount of dividends we distribute, the manner in which we conduct our business, and the way we have structured and limited our operations could result in a reduction in, or the elimination of, the value of our common stock, and in turn, of the notes. The level of risk associated with an investment in the notes and in our common stock may not be suitable for the risk tolerance of many investors. Investors may experience volatile returns and material losses. In addition, the trading volume of our common stock (i.e., its liquidity) may be insufficient to allow investors to sell their common stock when they want to or at a price they consider reasonable.

Our earnings, cash flows, book value, and dividends can be volatile and difficult to predict. Investors in the notes and in our common stock should not rely on our estimates, projections, or predictions, or on management’s beliefs about future events. In particular, the sustainability of our earnings and our cash flows will depend on numerous factors, including our level of investment activity, our access to debt and equity financing, the returns we earn, the amount and timing of credit losses, payment rates on residential mortgage loans we invest in or that underlie the mortgage backed securities we invest in, the expense of running our business, and other factors, including the risk factors described herein and in our Annual Report on Form 10-K for the year ended December 31, 2012. As a consequence, although we seek to pay a regular common stock dividend rate that is sustainable, we may reduce our regular dividend rate, or stop paying dividends, in the future for a variety of reasons. We may not provide public warnings of dividend reductions prior to their occurrence. Although we have paid special dividends in the past, we have not paid a special dividend since 2007 and we may not do so in the future. Changes to the amount of dividends we distribute may result in a reduction in the value of our common stock, and in turn, of the notes.

A limited number of institutional stockholders own a significant percentage of our common stock, which could have adverse consequences to other holders of our common stock and holders of the notes, as potential holders of our common stock.

As of February 25, 2013, based on filings of Schedules 13D and 13G with the SEC, we believe that four institutional stockholders each owned approximately 5% or more of our outstanding common stock and we believe based on data obtained from other public sources that, overall, 25 institutional stockholders owned, in the aggregate, approximately two-thirds of our outstanding common stock. Furthermore, one or more of these investors or other investors could significantly increase their ownership of our common stock. Significant ownership stakes held by these individual institutions or other investors could have adverse consequences for other stockholders and holders of the notes, as potential holders of our common stock, because each of these stockholders will have a significant influence over the outcome of matters submitted to a vote of our stockholders, including the election of our directors and transactions involving a change in control. In addition, should any of these significant stockholders determine to liquidate all or a significant portion of their holdings of our common stock, it could have an adverse effect on the market price of our common stock, and in turn, of the notes.

Although, under our charter, stockholders are generally precluded from beneficially owning more than 9.8% of our outstanding common stock, we have granted a limited waiver of this restriction to one institutional stockholder. We may amend this agreement or enter into other agreements with other stockholders in the future, in each case in a manner which may allow for increases in the concentration of the ownership of our common stock held by one or more stockholders.

Future sales of our common stock by us or by our directors or officers could adversely affect the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in a new securities offering.

We may issue additional shares of common stock in subsequent public offerings or private placements. In addition, we may issue additional shares of common stock upon conversion of the notes, to participants in our direct stock purchase and dividend reinvestment plan and to our directors, officers, and employees under our employee stock purchase plan and our incentive plan, including upon the exercise of, or in respect of, distributions on equity awards previously granted thereunder. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in future share issuances, which may dilute existing stockholders’ interests in us. In addition, if market participants buy shares in issuances by us in the future, it may reduce or eliminate any purchases of our common stock they might otherwise make in the open market, which in turn could have the effect of reducing the volume of shares of our common stock traded in the marketplace, which could have the effect of reducing the market price and liquidity of our common stock, and, in turn, the trading price of the notes and our ability to raise funds in a new securities offering.

As of February 25, 2013, our current directors and executive officers beneficially owned, in the aggregate, approximately 2.5% of our common stock. Sales of shares of our common stock by certain of these individuals are required to be publicly reported and are tracked by many market participants as a factor in making their own investment decisions. As a result, future sales by these individuals could negatively affect the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in a new securities offering.

We and each of our directors and executive officers have entered into lock up agreements with the underwriters of this offering pursuant to which we and our directors and executive officers, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives of the underwriters, sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. The representatives of the underwriters may, in their sole discretion, at any time from time to time, waive in writing the terms and conditions of these lock up agreements.

There is a risk that holders of our common stock may not receive dividend distributions or that dividend distributions may decrease over time. Changes in the amount of dividend distributions we pay or in the tax characterization of dividend distributions we pay may adversely affect the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in new securities offerings.

Our dividend distributions are driven by a variety of factors, including our minimum dividend distribution requirements under the REIT tax laws and our REIT taxable income as calculated for tax purposes pursuant to the Internal Revenue Code. We generally intend to distribute to our stockholders at least 90% of our REIT taxable income, although our reported financial results for GAAP purposes may differ materially from our REIT taxable income.

For 2012, we maintained our regular dividend at a rate of $0.25 per share per quarter and in November 2012 our board of directors announced its intention to increase our regular dividends during

2013 at a rate of $0.28 per share per quarter. On February 20, 2013 we declared first quarter regular dividend of $0.28 per share. The first quarter 2013 dividend will be payable on March 29, 2013 to stockholders of record on March 15, 2013. Our ability to pay a dividend of $0.28 per share per quarter in 2013 may be adversely affected by a number of factors, including the risk factors described herein and in our Annual Report on Form 10-K for the year ended December 31, 2012. These same factors may affect our ability to pay other future dividends. In addition, to the extent we determine that future dividends would represent a return of capital to investors, rather than the distribution of income, we may determine to discontinue dividend payments until such time that dividends would again represent a distribution of income. Any reduction or elimination of our payment of dividend distributions would not only reduce the amount of dividends you would receive as a holder of our common stock, but could also have the effect of reducing the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in new securities offerings.

In addition, the characterization of our dividend — be it ordinary income, capital gains, or a return of capital — could have an impact on the market price of our common stock and, in turn, the trading price of the notes and our ability to raise funds in new stock offering.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. Moreover, under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations.”

If a make-whole adjustment event occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make-whole adjustment event. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. Such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against payments on the notes or common stock. See “Material U.S. Federal Income Tax Considerations.”

Provisions of Maryland law, our charter and bylaws and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Provisions of our charter and bylaws, as well as provisions of the Maryland General Corporation Law, or the MGCL, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In order to maintain our qualifications as a REIT, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities). In order to protect us against risk of losing our status as a REIT due to concentration of ownership among our stockholders and for other reasons, our charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of the outstanding shares of any class of our stock, unless our board of directors waives or modifies this ownership limit. This limitation may have the effect of precluding an acquisition of control of us by a third party without the consent of our board of directors.

Certain other provisions contained in our charter and bylaws and in the MGCL may have the effect of discouraging a third-party from making an acquisition proposal for us and may therefore inhibit a change in control. Our charter includes provisions granting our board of directors the authority to cause us to issue preferred stock from time to time and to establish the terms, preferences, and rights of the preferred stock without the approval of our stockholders. In addition, provisions in our charter and bylaws and the MGCL restrict our stockholders’ ability to remove directors and fill vacancies on our board of directors and restrict the voting rights of shares of our common stock acquired in excess of certain ownership thresholds.

These provisions and others may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” and the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as described under the heading “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” could discourage a potential acquirer.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the notes is likely to decline.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture governing the notes will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”, “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change”, “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”, and “Description of Notes — Consolidation, Merger and Sale of Assets”.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of the notes will be subject to all changes affecting our common stock. Holders of the notes will be entitled to the rights afforded holders of shares of our common stock only if and when shares of our common stock are delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of shares of our common stock upon the conversion of their notes, such holder will not be entitled to vote on the amendment, although such holder will, upon conversion, nevertheless be subject to any changes affecting our common stock.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $     million ($     million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund our business and investment activity, which may include funding purchases of residential mortgage loans, funding the origination of commercial loans and acquiring mortgage-backed securities for our investment portfolio, as well as for other general corporate purposes.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of December 31, 2012:

•	on an actual basis; and
•	on an as adjusted basis to reflect the sale of the notes, assuming the underwriters do not exercise their over-allotment option to purchase additional notes and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	As of December 31, 2012
(In thousands, except share and per share data)	Actual	As adjusted
Cash and cash equivalents	$81,080	$
Long-term debt:
6.75% subordinate debt due 2037(1)	139,500		139,500
% convertible senior notes due 2018 offered hereby(2)	—		150,000
Total long-term debt	139,500		289,500
Equity:
Common stock, par value $0.01 per share, 165,000,000 shares authorized; 81,716,416 issued and outstanding (actual and as adjusted)	817		817
Additional paid-in capital	1,744,554		1,744,554
Accumulated other comprehensive income	138,332		138,332
Cumulative earnings	633,052		633,052
Cumulative distributions to stockholders	(1,376,591)		(1,376,591)
Total equity	1,140,164		1,140,164
Total capitalization	$1,279,664		$1,429,664

(1) We have entered into interest rate swaps with aggregate notional values currently totaling $140 million to hedge the variability in our long-term debt interest expense, fixing our gross interest expense yield at 6.75%. These swaps are accounted for as cash flow hedges with all interest income recorded as a component of net interest income and other valuation changes recorded as a component of equity.

(2) The convertible notes offered hereby have been included in long-term obligations pending determination of the terms of the notes, at which time a portion of the notes may be included in additional paid-in capital. There may be features within the terms which are considered to be an embedded derivative and could be recorded on the balance sheet at fair value as a liability. If it is determined to be an embedded derivative, we will be required to recognize changes in the derivative’s fair value from period to period in other income (expense) in our statements of operations.

The number of shares of common stock, actual and as adjusted, shown in the table above excludes the following at December 31, 2012:

•	the shares of our common stock to be reserved for issuance upon conversion of the $150.0 million of notes being offered by us in this offering,
•	287,516 shares of common stock issuable upon exercise of outstanding options,
•	2,361,285 shares of common stock issuable in respect of vested and unvested deferred stock units, and
•	1,675,474 shares of common stock issuable in respect of unvested performance stock units (assuming maximum vesting under performance-based vesting formula).

PRICE RANGE OF COMMON STOCK

Our common stock trades on The New York Stock Exchange, or NYSE, under the symbol “RWT”. The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on the NYSE:

	High	Low
Year ended December 31, 2011
First quarter	$17.16	$14.82
Second quarter	$15.93	$14.66
Third quarter	$15.41	$11.17
Fourth quarter	$12.01	$9.74
Year ended December 31, 2012
First quarter	$12.23	$10.15
Second quarter	$12.61	$11.08
Third quarter	$15.04	$12.39
Fourth quarter	$17.00	$13.95
Year ending December 31, 2013
First quarter (through February 27, 2013)	$20.61	$17.00

The reported last sale price of our common stock on the NYSE on February 27, 2013 was $20.05 per share. As of February 21, 2013, we had 1,003 stockholders of record. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

DISTRIBUTION POLICY

We generally are required to distribute to our stockholders an amount equal to at least 90% of our REIT taxable income determined before applying the deduction for dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a “deficiency” dividend within a specified time period and in accordance with other requirements set forth in the Internal Revenue Code of 1986, as amended. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. We believe we are in compliance with all our dividend distribution requirements.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, which is expected to be dated as of March   , 2013 (the “base indenture”), between us and Wilmington Trust, National Association, as trustee. We refer to the base indenture, as supplemented and modified by a supplemental indenture, to be dated as of the date of the initial issuance of the notes (the “first supplemental indenture”) between us and the trustee, as the “indenture.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the indenture from us. The form of the base indenture is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. We will file the base indenture and the first supplemental indenture by means of a Current Report on Form 8-K. See “Where You Can Find More Information” in this prospectus supplement. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Redwood Trust, Inc. and not to its subsidiaries.

General

The notes:

•	will
•	be our general unsecured obligations;
•	rank equal in right of payment with our other existing and future senior unsecured indebtedness;
•	rank senior in right of payment to any existing and future indebtedness that is contractually subordinated to the notes;
•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;
•	will be limited to an aggregate principal amount of $150,000,000 (or $172,500,000 if the underwriters exercise their over-allotment option to purchase additional notes in full) except as set forth below;
•	will mature on April 15, 2018 (the “maturity date”), unless earlier repurchased or converted;
•	will be subject to optional repurchase by us at your request upon a fundamental change (as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”);
•	will be issued in denominations of $1,000 and integral multiples of $1,000; and
•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

As of December 31, 2012, on a consolidated basis, we had $551.9 million in outstanding secured indebtedness and no outstanding senior unsecured indebtedness, in each case exclusive of trade and other payables. As of December 31, 2012, the aggregate amount of secured liabilities of our subsidiaries was $245.5 million and the aggregate amount of unsecured liabilities of our subsidiaries was $7.0 million, in each case including trade and other payables and excluding intercompany liabilities. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries will not guarantee any of our obligations under the notes. See “Risk Factors — Risks Related to the Notes and our Common Stock — The notes are effectively subordinated to any of our existing and future secured debt and structurally subordinated to the liabilities of our subsidiaries.”

The notes may be converted into shares of our common stock at an initial conversion rate of      shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $     per share of common stock) at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously repurchased. The conversion rate is subject to adjustment if certain events occur. You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Any conversions of notes into shares of our common stock will be subject to certain ownership limitations more fully described in “— Ownership Limit; Limitation on Stock Issuable Upon Conversion.”

We may, without the consent of the holders, issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will be issued as a separate series under the indenture and have a separate CUSIP number. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes under the indenture.

Other than the restrictions described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and “— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

No sinking fund will be provided for the notes.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar

The following description replaces the description set forth under “Description of Debt Securities — Payment and Paying Agent” in the accompanying prospectus in its entirety.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $2.0 million, either by check mailed to each holder or, upon application by such holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Exchange and Transfer

The following description replaces the description set forth under “Description of Debt Securities — Exchange and Transfer” in the accompanying prospectus in its entirety.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion. In addition, we are not required to transfer or exchange any note surrendered for conversion or repurchase by us in the circumstances described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Interest

The notes will bear interest at a rate of   % per year from the date of their initial issuance, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest will accrue on the notes from the date of initial issuance and will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the maturity date or an earlier fundamental change repurchase date as defined in “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day and no interest will accrue for such intervening period. If the maturity date would fall on a day that is not a business day, the required payment of interest and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date to such next succeeding business day. If a fundamental change repurchase date would fall on a day that is not a business day, we will purchase the notes on the next succeeding business day, and no interest will accrue for the period from the earlier fundamental change repurchase date to such next succeeding business day. We will pay the fundamental change repurchase price promptly following the later of such next succeeding business day or the time of book-entry transfer or the delivery of the notes as described in “— Fundamental Change Permits Holders to Require Us to Repurchase Notes.” The term “business day” means any day other than a Saturday or Sunday that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York.

Unless otherwise stated or unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Conversion Rights

General

Holders may convert any of their notes into shares of our common stock at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day prior to the maturity date, unless the notes have been previously repurchased by us. Any conversions of notes into shares of our common stock will be subject to certain ownership limitations more fully described in “— Ownership Limit; Limitation on Stock Issuable Upon Conversion.” The initial conversion rate for the notes will be     shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $   per share of our common stock.

If you have already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Trading day” means a day during which (i) trading in our common stock generally occurs on a U.S. national securities exchange or market and (ii) there is no market disruption event (as defined below). If our common stock is not so traded, “trading day” means a “business day.”

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date for the payment of interest and the interest payment date to which it relates. Our settlement of conversions as described below under “— Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time (the “close of business”), on a regular record date for the payment of interest, holders of such notes at the close of business on the regular record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date for the payment of interest to 9:00 a.m., New York City time (the “open of business”), on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have specified a fundamental change repurchase date (as defined below) that is after a record date for the payment of interest and on or prior to the second scheduled trading day following the corresponding interest payment date;
•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or
•	in respect of any conversions that occur after the regular record date for the payment of interest immediately preceding the maturity date.

Therefore, for the avoidance of doubt, all holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents;
•	if required, pay all transfer or similar taxes; and
•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the requirements of the preceding two paragraphs, as applicable, is the “conversion date” under the indenture.

If you have already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, you may not surrender that note for conversion until you have withdrawn the notice in accordance with the indenture. Your right to withdraw such repurchase notice and convert the notes that are subject to such required repurchase will terminate at the close of business on the second scheduled trading day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion of the notes, a holder will receive, on or prior to the third trading day following the conversion date (except as provided below), a number of shares of common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date; provided, however, that with respect to any conversion date that occurs on or after the regular record date for the final payment of interest on the notes (i.e., April 1, 2018), we will deliver such shares on the maturity date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the conversion date (or, if the conversion date is not a trading day, the next following trading day).

The “last reported sale price” of our common stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions on principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, the “last reported share price” of our common stock will be the last quoted bid price per share of our common stock in the over-the-counter market on the relevant trading day as reported by OTC Markets Group Inc. or another similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” of our common stock will be the average of the midpoint of the last bid and ask prices for shares of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters.

A converting holder will be deemed to be the record holder of the shares of our common stock deliverable on conversion as of the close of business on the conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), solely as a result of holding the notes, and at the same time and upon the same terms as common stockholders participate, in any of the transactions described below without having to convert their notes, as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the principal amount (expressed in thousands) of notes held by such holders.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’
OS0

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as the case may be;
CR’ =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;
OSo =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be; and
OS’ =	the number of shares of our common stock that will be outstanding immediately after giving effect to such dividend or distribution or such share split or combination, as the case may be.

The foregoing adjustment to the conversion rate made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution or immediately after the open of business on the effective date of such share split or combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	OS0 + X
OS0 + Y

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR’ =	the conversion rate in effect immediately after the close of business on such record date;
OSo =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including the trading day immediately preceding the date of announcement of such distribution.

The foregoing increase in the conversion rate made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if the record date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders of shares of our common stock to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;
•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and
•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – FMV

where,

CRo =	the conversion rate in effect immediately prior to close of business on the record date for such distribution;
CR’ =	the conversion rate in effect immediately after close of business on such record date;
SPo =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to be distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

The foregoing increase made in the conversion rate under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be immediately decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive upon conversion, in respect of each $1,000 principal amount thereof, the amount and kind of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted on a United States national securities exchange (or will be so listed or quoted when issued), which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	FMVo + MP0
MP0

where,

CRo =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR’ =	the conversion rate in effect immediately after the end of the valuation period;

FMVo =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth above as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MPo =	the average of the last reported sale prices of our common stock over the valuation period.

The increase in the conversion rate made under the preceding paragraph will be determined as of the close of business on the last trading day of the valuation period but will be given effect immediately after the close of business on the record date of the spin-off; provided that in respect of any conversion during the valuation period, references with respect to the spin-off to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, the conversion date in determining the applicable conversion rate. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4)	If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0 – T
SP0 – C

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR’ =	the conversion rate in effect immediately after the close of business on such record date;
SPo =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution;
T =	the dividend threshold amount, which shall initially be $0.28 per fiscal quarter, adjusted as described below to take into account events that cause adjustments to the conversion rate and as further adjusted to account for any change in the frequency of payment of our regular dividend; provided that the dividend threshold amount shall be deemed to be zero if the dividend is not a regularly scheduled dividend; and
C =	the amount in cash per share we distribute to holders of our common stock.

The foregoing increase in the conversion rate made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Whenever the conversion rate is adjusted, “T” shall be adjusted by multiplying it by a fraction, the numerator of which is the conversion rate prior to adjustment and the denominator of which is the conversion rate following such adjustment.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive upon conversion, for each $1,000 principal amount of notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for such dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	AC + (OS’ × SP’)
OS0 × SP’

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;
CR’ =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date;
AC =	the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;
OSo =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (before giving effect to such tender offer or exchange offer);
OS’ =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
SP’ =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The foregoing increase in the conversion rate made under this clause (5) will be determined as of the close of business on the 10th consecutive trading day next succeeding the expiration date but will be given effect as of the close of business on the expiration date. For purposes of determining the conversion rate, in respect of any conversion during the 10 consecutive trading day-period commencing on, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the relevant conversion date.

If the application of any of the foregoing formulas (other than in connection with a share combination or a readjustment provided for above) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a committee thereof, statute, contract or otherwise).

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. Except as described in this section, in “— Voluntary Increases of Conversion Rate” below or in “— Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” below, we will not adjust the conversion rate.

Without limiting the preceding paragraph, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the immediately preceding bullet and outstanding as of the date the notes were first issued;
•	upon the issuance of any shares of our common stock for cash or as consideration in a merger, purchase or similar transaction;
•	for a change in the par value of our common stock;
•	upon any repurchase of shares of common stock in the open market or in privately negotiated transactions by us (including by way of accelerated share repurchase or other derivatives), in each case other than in transactions described under clause (5) above; or
•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. If any adjustment of the conversion rate would be less than 1% of the applicable conversion rate, such adjustment will be carried forward and adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with the original adjustment, aggregate to at least 1% of the applicable conversion rate; provided, however, that any carry forward adjustment will be made upon conversion of any note (solely with respect to the converted note) regardless of the 1% threshold.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a share split or combination);
•	a consolidation, merger or combination involving us;
•	a sale or conveyance to another person of all or substantially all of our property and assets; or
•	any statutory share exchange,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of such a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

We shall not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of such transaction.

Treatment of Rights

We currently do not have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Conversion Rate Adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

We are permitted, to the extent permitted by law and subject to the listing standards of The New York Stock Exchange, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors or a committee thereof determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will deliver to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. Subject to the listing standards of The New York Stock Exchange, we may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Because a deemed distribution would not give rise to any cash from which any applicable withholding could be satisfied, if we pay withholding taxes on behalf of a holder we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days (including with respect to the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, record date, effective date or expiration date of the event occurs, at any time during the period during which such prices are to be calculated. Such adjustments will be effective as of the ex-dividend date, record date, effective date or expiration date, as the case may be, of the event causing the adjustment to the conversion rate.

Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change

If the effective date (as defined below) of a fundamental change (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the close of business on the second scheduled trading day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 30th scheduled trading day immediately following the effective date of such make-whole fundamental change). The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a make-whole fundamental change:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
March , 2013
April 15, 2014
April 15, 2015
April 15, 2016
April 15, 2017
April 15, 2018

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.
•	If the stock price is greater than $ per share, subject to adjustment, no additional shares will be added to the conversion rate.
•	If the stock price is less than $ per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed        per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equitable remedies.

In the event of a conversion of notes in connection with a make-whole fundamental change that results in an adjustment of the conversion rate, a holder may be deemed to have received a distribution subject to U.S. federal income tax as a dividend. Because a deemed distribution would not give rise to any cash from which any applicable withholding could be satisfied, if we pay withholding taxes on behalf of a holder we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). See “Material United States Federal Income Tax Considerations.”

Redemption; Open Market and Other Purchases

We will not be permitted to redeem the notes at our option. Except as described below under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes,” the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time repurchase notes by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date for the payment of interest and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or we otherwise become aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;
(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);
(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or
(4)	our common stock (or other common stock or common equity interests underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights.

After the occurrence of a fundamental change, but on or before the 15th day following such occurrence, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such fundamental change repurchase right notice shall state, among other things:

•	the events causing a fundamental change and whether such fundamental change also constitutes a make-whole fundamental change;
•	the date of the fundamental change;
•	the last date on which a holder may exercise the repurchase right, if applicable;
•	the fundamental change repurchase price;
•	the fundamental change repurchase date;
•	the name and address of the paying agent and the conversion agent, if applicable;
•	the applicable conversion rate and any adjustments to the applicable conversion rate;
•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The fundamental change repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase price and fundamental change repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

To exercise your fundamental change repurchase right, you must deliver, between the date of the fundamental change repurchase right notice and the close of business on the second scheduled trading day prior to the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;
•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second scheduled trading day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and
•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date for the payment of interest and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date then:

•	the notes will cease to be outstanding and interest will cease to accrue, whether or not book- entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and
•	all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

In connection with any repurchase offer pursuant to a fundamental change repurchase right notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;
•	file a Schedule TO or any other successor or similar schedule, if required, under the Exchange Act; and
•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture. No notes may be repurchased on any date at the option of holders on a fundamental change repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the applicable fundamental change repurchase price with respect to such notes).

We will not be required to make an offer to repurchase the notes upon a fundamental change if a third party makes such an offer to repurchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to repurchase made by us and such third party purchases all notes properly tendered and not validly withdrawn under such offer.

We may not have enough cash to repay the applicable fundamental change repurchase price. See “Risk Factors — Risks Related to the Notes and our Common Stock — We may not have the ability to raise the funds necessary to repurchase the notes as required upon a fundamental change, and our other then existing debt may contain limitations on our ability to pay cash upon such repurchase of the notes.”

Ownership Limit; Limitation on Stock Issuable Upon Conversion

To assist us in satisfying the requirements for qualification as a REIT, our charter prohibits any person from acquiring or holding beneficial ownership of shares of our common stock representing in excess of 9.8%, in number of shares or value, of the outstanding shares of common stock (the “Charter Limitation”), unless our board of directors waives or modifies this ownership limit. We have previously granted limited waivers of this prohibition and, subject to the approval of our board of directors, we may grant additional waivers at any time, including in connection with this offering. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer and Repurchase of Shares” on page 24 of the accompanying prospectus.

For purposes of the Charter Limitation, ownership of the notes will be deemed to be ownership of the common stock issuable upon conversion of the notes. Accordingly, the indenture will provide that, notwithstanding any other provision of the indenture, no holder of notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to violate the Charter Limitation. Any purported delivery of shares of common stock upon conversion of notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder violating the Charter Limitation. If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the Charter Limitation, our obligation to make such delivery shall not be extinguished, and we will deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in such converting holder being in violation of the Charter Limitation.

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus in its entirety.

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase “substantially all” of our properties and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under “— Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”, “— Conversion Rights —Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” or “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”) would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Events of Default

The following description replaces the description set forth under “Description of Debt Securities — Events of Default” in the accompanying prospectus in its entirety.

Each of the following is an event of default:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;
(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;
(3)	default in our obligation to deliver shares of common stock required to be delivered upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes and the default continues for five business days;
(4)	failure by us to comply with our obligations under “— Consolidation, Merger and Sale of Assets;”
(5)	failure by us to comply with our notice obligations under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”;
(6)	failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;
(7)	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed (other than non-recourse debt of a subsidiary) in excess of $25 million in the aggregate of the Company and/or any such subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 60 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such defaulted payment shall not have been made, waived or extended within 60 days;
(8)	a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or
(9)	certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries (as defined below) (the “bankruptcy provisions”).

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25 million.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, (except with respect to any significant subsidiary) the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—

Reports” below (including Section 314(a) of the Trust Indenture Act) will, for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the 185-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the 180-day period on which such event of default is continuing beginning on, and including, the 181st day on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above. In no event shall additional interest payable pursuant to the foregoing election accrue at a rate per year in excess of the applicable rate specified in the immediately preceding paragraph pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph. With regard to any event of default relating to our failure to comply with our obligations as set forth under “— Reports” below, no additional interest shall accrue after such event of default has been cured.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity and/or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive the consideration due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;
(2)	holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;
(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after the trustee becomes aware thereof. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Payments of any fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities — Modification and Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;
(2)	reduce the rate, or extend the stated time for payment, of interest (other than additional interest described above under “–– Events of Defaults”) on any note;
(3)	reduce the principal, or extend the stated maturity, of any note;
(4)	make any change that adversely affects the conversion rights of any notes;
(5)	reduce any fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	change the place or currency of payment of principal or interest in respect of any note;
(7)	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;
(8)	adversely affect the ranking of the notes as our senior unsecured indebtedness; or
(9)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions if such change adversely affects the rights of holders of the notes.

Without the consent of any holder, we and the trustee may amend the indenture and/or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency, including to eliminate any conflict with the terms of the Trust Indenture Act;
(2)	provide for the assumption by a successor corporation of our obligations under the indenture;
(3)	add guarantees with respect to the notes;
(4)	secure the notes;
(5)	issue additional notes as described with under “–– General”;
(6)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;
(7)	provide for the conversion of notes into cash, securities or other property as described above under “— Conversion Rights — Recapitalizations, Reclassifications and Changes of our Common Stock;”
(8)	make any change that does not adversely affect in any material respect the rights of any holder of the notes (other than any holder that consents to such change);
(9)	comply with any requirement of the SEC in connection with any qualification of the indenture under the Trust Indenture Act; or
(10)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus related to the offering of the notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The following description replaces the description set forth under “Description of Debt Securities — Satisfaction and Discharge; Defeasance” in the accompanying prospectus in its entirety.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any fundamental change repurchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of our common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wilmington Trust, National Association is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us (with a copy to the trustee) within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any similar or successor provision). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR. We are also required to comply with the provisions of Section 314(a) of the Trust Indenture Act.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of the notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements.

Global Notes, Book-Entry Form

The following description replaces the description set forth under “Description of Debt Securities — Global Securities” in the accompanying prospectus in its entirety.

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with the trustee, as custodian for DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants.

Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;
•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the global note.

We will pay interest on, and the fundamental change repurchase price, if any, with respect to a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or
•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC (i) notifies us that it is at any time unwilling or unable to continue as depositary or (ii) ceases to be registered as a clearing agency under the Exchange Act of 1934, as amended, or the Exchange Act, and, in either case, a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing. We may also exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest if we and the owner of such beneficial interest agree to such exchange.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by, and construed under, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Prospective purchasers of the notes should review the information set forth below together with the information set forth in the section “Material U.S. Federal Income Tax Considerations” in the prospectus for a summary of the material U.S. federal income tax considerations relevant to our status as a REIT and that may be relevant to your decision to invest in the notes or convert the notes into our common stock.

The discussion set forth below and in the prospectus does not address all aspects of U.S. federal income taxation that may be relevant to a particular purchaser in light of his or her personal investment circumstances or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local, or foreign country tax law. This discussion assumes that you acquire the notes in the initial offering for cash at their “issue price,” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that you hold the notes as a “capital asset” (generally, property held for investment) under the Internal Revenue Code. This summary is for general information only and is not tax advice.

The information in this summary is based upon current law, including the Internal Revenue Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the tax considerations contained in this discussion. This summary does not discuss any state, local, or foreign tax consequences associated with our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of our notes or common stock, including any federal, state, local, foreign, and other tax consequences; and
•	potential changes in the applicable tax laws and regulations described below.

U.S. Federal Income Tax Classification of Redwood Trust

In connection with this offering, our special tax counsel, Chapman and Cutler LLP, will render an opinion to the effect that for U.S. federal income tax purposes, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code commencing with our taxable year ended December 31, 1994 and continuing through our taxable year ended December 31, 2012 (the date of our most recent audited financial statements and REIT compliance reports) and our current and proposed methods of operation in periods subsequent to such date will enable us to continue to qualify as a REIT under the Code.

As emphasized in the prospectus, the opinion of Chapman and Cutler LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in documents, records, and instruments provided to them are true and correct, all actions described in this prospectus supplement and the accompanying prospectus are completed in a timely fashion and that we will at all times operate in accordance with the methods of operation described in our organizational documents and this prospectus supplement and accompanying prospectus, and will be conditioned upon factual representations and covenants made by our officers, regarding our organization, assets, income, distributions, stock ownership, the present and future conduct of our business operations, the fair market value of our investments and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the fact that there is no clear precedent that addresses certain aspects of our operations and methods determining compliance with the requirements for REIT qualification, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Chapman and Cutler LLP or us that we so qualify for any particular year. Chapman and Cutler LLP will have no obligation to advise us or the holders of our notes or our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

For a more detailed discussion of the requirements for maintaining our status as a REIT, the consequences of our failing to maintain such status, and other U.S. federal income tax considerations applicable to our operations, see the discussion under “Material U.S. Federal Income Tax Considerations” in the prospectus. As noted in such discussion and elsewhere in this prospectus supplement, one of the requirements for maintaining our status as a REIT is that not more than 50% of the value of our capital stock be owned, directly, indirectly or constructively by five or few individuals at any time during the last half of a tax year. For purposes of measuring our compliance with this requirement, Holders of the notes generally will be deemed to own the common stock into which their notes are convertible if doing so would cause us to violate the 50% limitation.

Tax Consequences to U.S. Holders of Notes

The following is a summary of certain material U.S. federal income tax considerations relevant to a “U.S. Holder” of the notes. As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual who is a resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	a trust, if a court within the United States has primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

If you are not a U.S. Holder, this section does not apply to you. Please see “— Tax Consequences to Non-U.S. Holders of Notes”, below.

If you are partner in a partnership holding our notes (including an entity or arrangement treated for tax purposes as a partnership), your tax treatment generally will depend on your status as a partner, the status of the partnership and the activities of the partnership. Partners in partnerships that hold the notes or shares of our common stock should consult their tax advisor regarding the consequences of the purchase, ownership and disposition of the notes or shares of our common stock by or through such partnership.

Payments of Interest.  Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest.  We may elect to pay additional interest if we fail to comply with certain reporting obligations as described under “Description of Notes — Events of Default.” Although the issue is not free from doubt, we intend to take the position that the possibility of such payments should not result in the notes being treated as “contingent payment debt instruments,” or CPDIs, under the applicable U.S. Treasury regulations. Therefore, if we ever make such payments, we intend to take the position that such payments would be treated as ordinary interest income and taxed as described above. Our position is not binding on the IRS, and if the IRS were to assert successfully the contrary position that the notes were properly treated as CPDIs, it could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as CPDIs. The remainder of this discussion assumes that the notes are not CPDIs.

Sale, Exchange or Redemption of the Notes.  Upon the sale, exchange or redemption of a note (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption of the note and the U.S. Holder’s adjusted tax basis in such note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts received in respect of accrued but unpaid interest are treated as interest as described above under “— Payments of Interest”. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder, decreased by the amount of any payments, other than stated interest payments, received with respect to such note.

Gain or loss recognized on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long term capital gains are generally subject to reduced rates of taxation in the hands of certain U.S. Holders that are not corporations. The deductibility of capital losses may be subject to limitations and phase outs.

Conversion of Notes into Common Stock.  A U.S. Holder’s conversion of a note into common stock generally will not be a taxable event except that (i) receipt of cash in lieu of a fractional share of common stock generally will be treated as if such fractional share were issued and received and then immediately redeemed for cash with the result that capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis allocable to such fractional share) will be recognized and (ii) the fair market value of common stock received with respect to accrued interest will be taxed in the same manner as interest as described above under “— Payments of Interest”.

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (excluding common stock received with respect to accrued interest but including any basis allocable to a fractional share) will equal such holder’s adjusted tax basis in the note that was converted. A U.S. Holder’s tax basis in common stock received with respect to accrued interest generally will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock received upon conversion between the common stock received (other than the fractional share) and the fractional share, in accordance with their relative fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt of such common stock.

Constructive Dividends.  The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable U.S. Treasury regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder. If we were to make a distribution of cash or property to stockholders and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to holders of the notes. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be deemed to be a distribution to holders. In certain circumstances, the failure to make an adjustment to the conversion rate may result in a taxable distribution to holders of notes, if as a result of such failure the proportionate interest of the note holders in our assets or earnings and profits is effectively increased. Any deemed distribution will be taxed in the same manner as an actual distribution. Accordingly, a U.S. Holder would be considered to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though such holder did not receive any cash or other property. See “— Taxation of U.S. Holders of Common Stock” below and in the prospectus. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger.  In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes — Consolidation, Merger and Sale of Assets” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder, and the modified note could be treated as a newly issued note at that time, potentially resulting in the recognition of taxable gain or loss. U.S. Holders should consult their own advisors on the possible tax consequences of our consolidating or merging into another entity on an investment in the notes.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders of Notes

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more (as specially determined for purposes of these rules) in the taxable year of disposition of the notes or common stock. Such a holder is encouraged to consult his or her own tax advisor regarding U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

If you are a partner in a partnership holding our notes (including an entity or arrangement treated for tax purposes as a partnership), your tax treatment generally will depend on your status as a partner, the status of the partnership and the activities of the partnership. Partners in partnerships that hold the notes or shares of our common stock should consult their tax advisor regarding the consequences of the purchase, ownership and disposition of the notes or shares of our common stock by or through such partnership.

Payments of Interest on the Notes.  Interest payable to Non-U.S. Holder’s on debt issued by U.S. obligors is generally subject to a 30% U.S. withholding tax. However, subject to the discussion below concerning backup withholding, payments of interest on the notes to any Non-U.S. Holder will not be subject to U.S. federal withholding tax so long as the holder is not engaged in a trade or business in the United States and:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•	the U.S. payor of the interest (including us, or any intermediary who pays the interest on our behalf) does not have actual knowledge or reason to know that a holder is a United States person and such holder certifies to the U.S. payor under penalties of perjury on a properly executed IRS Form W-8BEN that such holder is not (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying that the beneficiary of the estate or trust is not) a United States person;

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be exempt from the 30% withholding tax discussed above but will be subject to U.S. federal income tax generally in the same manner as a U.S. person (see “— Tax Consequences to U.S. Holders of Notes” above) except to the extent such Non-U.S. Holder is eligible for, and properly claims the benefits of, an applicable income tax treaty that provides otherwise. Such Non-U.S. Holders will be required to provide a properly executed IRS Form W-8ECI (in the case of effectively connected income) or W-8BEN (in the case of an applicable tax treaty) in order to claim an exemption from withholding. Non-U.S. Holders engaged in a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate), as well as the potential applicability of an income tax treaty in their individual circumstances.

Sale, Redemption, Conversion or Other Disposition of Notes.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, redemption, conversion or other disposition of notes, unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other taxable disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders of Notes” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with a conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a “branch profits” tax at a rate of 30% (or a lower treaty rate, if available).

Constructive Dividends.  In the case of a deemed distribution of the type described above under “— Tax Consequences to U.S. Holders of Notes — Constructive Dividends,” such deemed distribution will be subject to withholding of U.S. federal income tax in the same manner as distributions of dividends to our Non-U.S. Holders as described in the prospectus under “— Taxation of Non-U.S. Persons Investing in Our Common Stock.” In the case of such a constructive dividend, it is possible that the U.S. federal income tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder. In addition, under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. A Non-U.S. Holder that is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it is eligible for a refund of all or a portion of the withholding tax.

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Additional U.S. Federal Income Tax Considerations.  In addition to the discussion above, Non-U.S. Holders should refer to the discussion below under “— Withholding and Information Reporting on Foreign Financial Accounts” for a discussion of additional U.S. federal income tax considerations that may apply if our common stock received upon conversion of the notes is held through a foreign financial institution or other foreign entity.

Taxation of Holders of our Common Stock

For a discussion of the U.S. federal income tax consequences of the ownership and disposition of shares of our common stock acquired as a result of converting your notes, see the applicable discussion under “Material U.S. Federal Income Tax Considerations” in the prospectus. In addition, we note the following supplement to such discussion:

Medicare Related Surtax on Net Investment Income.  A Medicare related 3.8% surtax applies to the “net investment income” earned directly or indirectly by U.S. Holders that are individuals, trusts and estates. Among other items, net investment income generally includes interest on debt instruments an dividends on stock and net gain attributable to the disposition of such securities to the extent that such gain would be otherwise included in taxable income. Prospective investors in our notes or common stock should consult their own tax advisors regarding any effect the Medicare related surtax may have on them.

Recent Increase in Tax Rates.  Recently enacted legislation resulted in an increase in the highest marginal tax rates applicable to individuals and other non-corporate taxpayers. As of January 1, 2013, capital gain income (including capital gain dividends that we pay) and ordinary income (including dividends that we pay which are not capital gain dividends) are generally taxable at maximum marginal rates of 20% and 39.6%, respectively. The maximum tax rate on “qualified dividend income” received by U.S. stockholders taxed at individual rates is 20% but, with limited exceptions, our dividends are generally not eligible for taxation at such preferential rates as described in “Material U.S. Federal Income Tax Considerations-Tax Treatment Generally of U.S. Persons Investing in Our Common Stock” in the accompanying prospectus. Prospective stockholders should consult their tax advisors regarding the impact of this legislationon the ownership and disposition of our common stock.

Withholding and Information Reporting on Foreign Financial Accounts

Under legislation enacted in 2010 and final U.S. Treasury regulations recently promulgated by the IRS, 30% withholding generally will be required with respect to any interest paid on certain debt obligations or dividends paid on common stock after December 31, 2013 and on the gross proceeds from a sale of certain debt obligations or common stock paid after December 31, 2016 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The U.S. Treasury regulations generally exempt from withholding any payment under, or gross proceeds from a disposition of, an obligation (such as our notes) that is outstanding on January 1, 2014, unless such debt obligations are materially modified after such date. If payment of this withholding tax is made, Non-U.S. Holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such amounts will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding provisions may be subject to different rules. U.S. Holders and Non-U.S. Holders should consult their own tax advisers regarding the particular consequences to them of this legislation and guidance. We will not pay any additional amounts in respect of any amounts so withheld.

Possible Tax Reforms

As Congress continues to consider ways to implement a long term deficit reduction plan, a variety of proposals for reforming U.S. federal income tax laws have been offered as a way to raise revenues. Although no reforms specific to the tax treatment of convertible notes or REITs have been proposed, negotiations are ongoing and any revenue raising tax reforms, if enacted, could adversely affect the tax consequences of an investment in the notes or our common stock.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities LLC and Barclays Capital Inc., as the representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the principal amount of the notes set forth below.

Underwriter	Principal amount
J.P. Morgan Securities LLC	$
Barclays Capital Inc.
Goldman, Sachs & Co.
JMP Securities LLC
Total		$150,000,000

The underwriters are offering the notes subject to acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the over-allotment option described below.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

We have granted the underwriters a 30-day option to purchase up to an additional $22,500,000 aggregate principal amount of notes from us to cover sales of notes that exceed the principal amount of notes specified above. If any additional notes are purchased with this over-allotment option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per note		Without option	With option
Public offering price		%	$	$
Underwriting discounts and commissions	%		$	$
Proceeds, before expenses, to us	%		$	$

In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts and commissions, will be approximately $500,000.

We have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have agreed that we will not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the underwriters for a period of 75 days after the date of this prospectus supplement, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer of dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, other than

•	notes to be sold pursuant to this prospectus supplement or shares of our common stock issuable upon conversion of the notes;
•	shares of our common stock issued pursuant to our Direct Stock Purchase and Dividend Reinvestment Plan;
•	shares of our common stock, options to purchase shares of our common stock or other equity-based awards granted under our existing equity incentive plans or any replacement plan under a new registration statement; and
•	any shares of our common stock issued upon the exercise of options or other awards (including deferred stock units) granted under existing equity incentive plans.

Our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which they, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the underwriters, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock which may be deemed to be beneficially owned by the director or executive officer in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. on behalf of the underwriters, he or she will not, during the period ending 75 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

With respect to our directors and executive officers, the foregoing restrictions do not apply to transfers of our common stock (subject to specified limitations):

•	to an immediate family member;
•	to one or more trusts of which the sole beneficiaries thereof are the directors and executive officers and/or their respective immediate family members;
•	as a bona fide gift or gifts;
•	transferred pursuant to a domestic order or a negotiated divorce settlement;
•	in a transaction consummated in accordance with a contract, instruction or plan satisfying the requirements of Rule 10b5-1 under the Exchange Act and existing or entered into prior to the date of this prospectus supplement; and
•	to us in satisfaction of any tax withholding obligations pursuant to the terms of any equity compensation plan or arrangement.

Moreover, the foregoing restrictions shall not apply to the exercise of any outstanding options currently held by the director or executive officer with an expiration date on or prior to 75 days after the date of this prospectus supplement, or transfers to us in connection with that exercise.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it otherwise would be.

A prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by the underwriters or by their respective affiliates. The underwriters may agree to allocate a number of notes for sale to their online brokerage account holders. Internet distributions will be made by the underwriters on the same basis as other allocations.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, affiliates of the underwriters are counter-parties to certain of our residential loan warehouse and securities repurchase facilities.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the noteholders with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the noteholders, is authorized to make any further offer of the securities on behalf of us or the initial purchasers.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement has not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and is, accordingly, only being distributed in the United Kingdom to, and is only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom it may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus supplement will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins LLP. Clifford Chance LLP, New York, New York, is acting as counsel to the underwriters in connection with certain legal matters relating to the notes being offered hereby. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of our common stock. Certain tax matters will be passed upon for us by Chapman and Cutler LLP, San Francisco, California.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the reports of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov and on our website at www.redwoodtrust.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (SEC File No. 001-13759):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013;
•	Our current report on Form 8-K filed on January 30, 2013;
•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 7, 1998, including any amendments or reports filed for the purpose of updating such description; and
•	All documents filed by Redwood Trust, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering (but excluding any documents or portions of documents which are deemed “furnished” and not filed with the SEC).

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Redwood Trust, Inc., Attention: Investor Relations, at One Belvedere Place, Suite 300, Mill Valley, California 94941, telephone: (866) 269-4976.

PROSPECTUS

Redwood Trust, Inc.
Debt Securities
Common Stock
Preferred Stock
Warrants
Stockholder Rights
Units

Redwood Capital Trust II
Trust Preferred Securities
fully and unconditionally guaranteed by
Redwood Trust, Inc.

We may from time to time offer, in one or more classes or series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	debt securities, which may consist of debentures, notes, or other types of debt;
•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase shares of our common stock or preferred stock;
•	rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing;
•	trust preferred securities; and
•	units consisting of two or more of the foregoing.

We refer to the debt securities, common stock, preferred stock, warrants, rights, trust preferred securities and units registered hereunder collectively as the “securities” in this prospectus. The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, where applicable:

•	in the case of debt securities, the specific title, aggregate principal amount, currency, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking payments, terms for conversion into shares of our common stock or preferred stock, covenants, and any initial public offering price;
•	in the case of preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions, and terms and conditions of redemption and any initial public offering price;
•	in the case of warrants or rights, the duration, offering price, exercise price, and detachability;
•	in the case of trust preferred securities, the designation, annual distribution rate, distribution payment dates, whether distributions will be cumulative and compounding, amounts paid out of assets of the trust to holders upon dissolution, any repurchase, redemption or exchange provisions, any preference or subordination rights upon a default or liquidation, any voting rights, terms for any conversion or exchange, and any rights to defer distributions; and
•	in the case of units, the constituent securities comprising the units, the offering price, and detachability.

In addition, the specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers, or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About This Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “RWT”. On August 5, 2010, the last reported sale price of our common stock was $14.70 per share.

Investing in the securities involves risk. See “Risk Factors” beginning on page 9.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2010

Page
About This Prospectus	1
Risk Factors	3
Cautionary Statement	0
Redwood Trust, Inc.	5
Use of Proceeds	6
Accounting Treatment Relating to Trust Preferred Securities	0
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends	6
General Description of Securities	7
Description of Debt Securities	7
Description of Common Stock	15
Description of Preferred Stock	16
Description of Securities Warrants	17
Description of Rights to Purchase Shares of Common or Preferred Stock	18
Description of Trust Preferred Securities	19
Description of Units	25
Restrictions on Ownership and Transfer and Repurchase of Shares	26
Certain Provisions of Maryland Law and of Our Charter and Bylaws	28
Material U.S. Federal Income Tax Considerations	30
Plan of Distribution	42
Validity of the Securities	44
Experts	44
Incorporation of Certain Information by Reference	45
Where You Can Find More Information	46

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where offers and sales are permitted.

We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement, including the information incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.

We have not included separate financial statements of Redwood Capital Trust II, a special purpose entity, in this prospectus. We do not consider that such financial statements are material to holders of the trust preferred securities because:

•	the trust has no operating history or independent operations; and
•	the trust is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding our debt securities and engaging in related activities.

Furthermore, the combination of our obligations under the debt securities, the associated indentures, the trust agreement and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that Redwood Capital Trust II will file reports with the SEC under the Securities Exchange Act of 1934.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our” or “Redwood” mean Redwood Trust, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Redwood Trust, Inc. only.

Redwood Capital Trust II was formed solely for the purpose of issuing trust preferred securities and has no operating history or independent operations. Redwood Capital Trust II was created under the Delaware Statutory Trust Act and will be governed by a trust agreement (as it may be amended and restated from time to time) among the trustees of Redwood Capital Trust II and us. The trust agreement will be qualified under the Trust Indenture Act of 1939, as amended.

When Redwood Capital Trust II issues its trust preferred securities, the holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of Redwood Capital Trust II. We will acquire all of the issued and outstanding trust common securities of Redwood Capital Trust II, representing an undivided beneficial interest in the assets of Redwood Capital Trust II of at least 3%.

Redwood Capital Trust II exists primarily for the purpose of:

•	issuing its trust preferred and trust common securities;
•	investing the proceeds from the sale of its securities in our debt securities; and
•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding our debt securities.

When Redwood Capital Trust II issues its trust preferred securities, the number of trustees of Redwood Capital Trust II will initially be four. Two of the trustees will be individuals who are officers or employees of Redwood. The third trustee will be Wells Fargo Bank, N.A., which will serve as the property trustee under the trust agreement for purposes of the Trust Indenture Act of 1939, as amended. The fourth trustee will be Wells Fargo Delaware Trust Company, N.A., which has its principal place of business in the State of Delaware.

Wells Fargo Bank, N.A., acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939, as amended.

Unless otherwise provided in the applicable prospectus supplement, because we will own all of the trust common securities of Redwood Capital Trust II, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least four trustees. The term of Redwood Capital Trust II’s amended and restated trust agreement will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the trust agreement.

The rights of holders of the trust preferred securities of Redwood Capital Trust II, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of Redwood Capital Trust II, will be contained in and governed by the trust agreement of Redwood Capital Trust II (as it may be amended and restated from time to time), the Delaware Statutory Trust Act and the Trust Indenture Act of 1939.

Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941; our telephone number is (415) 389-7373.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

CAUTIONARY STATEMENT

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in this prospectus and any accompanying prospectus supplement under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are summarized below and described from time to time in reports we file with the SEC, including under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of high-quality assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions and the risks we are exposed to in executing securitization transactions; exposure to litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete for and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; changes in accounting principles and tax rules; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

REDWOOD TRUST, INC.

Redwood Trust, Inc., together with its subsidiaries, is a financial institution that seeks to invest in real estate-related assets that have the potential to provide attractive cash flows over a long period of time and support our goal of distributing attractive levels of dividends to our stockholders. For tax purposes, we are structured as a real estate investment trust, or REIT. We are able to pass through substantially all of our earnings generated at our REIT to our stockholders without paying income tax at the corporate level. We pay income tax on the REIT taxable income we retain and on the income we earn at our taxable subsidiaries.

Our primary source of income is typically net interest income, which consists of the interest income we earn from our investments less the interest expenses we incur on our borrowed funds and other liabilities. Our primary real estate investments include investments in real estate loans and securities, an investment in a private fund that we sponsor — Redwood Opportunity Fund, LP (the Fund) — and investments in securitization entities that we sponsor — the Sequoia entities and the Acacia entities (which we may collectively refer to as Sequoia and Acacia, respectively). We assume a range of risks in our investments and the level of risk is influenced by the manner in which we finance our purchases of, and derive income from, our investments.

Our direct investments in residential, commercial, and collateralized debt obligations (CDO) securities are currently financed with equity and long-term debt, although we may use short-term debt financing from time to time, and we may pledge our securities to borrow short-term to fund loans to the extent our securities are more liquid collateral. These investments are primarily senior and subordinate mortgage-backed securities backed by residential and commercial real estate loans. The long term focus of our operations is to invest in subordinate securities (often below investment grade) that have concentrated structural credit risk. More recently, we have been investing in senior securities (often investment-grade), which have the first right to cash flows in a securitization and therefore have less concentrated credit risk than subordinate securities.

The entities that we sponsor — the Fund, Sequoia, and Acacia — invest in real estate assets. Assets held at the Fund include senior securities backed by non-prime residential and CDO collateral, which were funded through the sale of limited partnership interests to us and to third party investors. Assets held at the Sequoia entities include residential real estate loans, which are funded through the issuance of ABS to us and to third party investors. Assets held at the Acacia entities include real estate securities, and some loans and other mortgage related investments, which are funded through the issuance of ABS and equity to us and to third party investors.

Our investments in Sequoia and Acacia entities are currently financed with equity and long-term debt. Our capital at risk is limited to our investments in these entities as each entity is independent of Redwood and of each other and the assets and liabilities are not owned by and are not obligations of Redwood. For financial reporting purposes, we are generally required to consolidate these entities’ and the Fund’s assets, liabilities, and non-controlling interests.

Redwood was incorporated in the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California 94941.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of securities, we intend to use the net proceeds from the sale of securities for the acquisition of real estate assets and for general corporate purposes. Pending such uses, we may use the net proceeds from the sale of any securities to reduce short-term indebtedness.

ACCOUNTING TREATMENT RELATING TO TRUST PREFERRED SECURITIES

The financial statements of Redwood Capital Trust II will be consolidated with our financial statements. Following the issuance of trust preferred securities by Redwood Capital Trust II, our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 2010 and each of the previous five years ended December 31 were as follows:

	Six Months Ended June 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	2.92x	1.26x	(0.08)x	(0.69)x	1.20x	1.29x
Ratio of earnings to fixed charges and preferred stock dividends	2.92x	1.26x	(0.08)x	(0.69)x	1.20x	1.29x

The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding asset backed securities issued and debt and amortization of debt discount and expense. The proportion deemed representative of the interest factor of operating lease expense has not been deducted as the total operating lease expense in itself was de minimis and did not affect the ratios in a material way. “Earnings” consist of consolidated income before income taxes and fixed charges.

For the year ended December 31, 2007, consolidated income before income taxes was insufficient to cover fixed charges by approximately $1.1 billion. For the year ended December 31, 2008, consolidated income before income taxes was insufficient to cover fixed charges by approximately $450 million.

GENERAL DESCRIPTION OF SECURITIES

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, including any amendments or supplements thereto, copies of which are on file with the SEC as described under “Where You Can Find Information” and are incorporated by reference herein.

We, directly or through agents, dealers, or underwriters designated from time to time, may offer, issue, and sell, together or separately:

•	debt securities, which may consist of debentures, notes, or other types of debt;
•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase shares of our common stock or preferred stock;
•	rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing;
•	trust preferred securities; and
•	units consisting of two or more of the foregoing.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock, or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, the preferred stock, the common stock, the warrants, the rights, the trust preferred securities and the units are collectively referred to in this prospectus as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Our charter provides that we have authority to issue up to 100,000,000 shares of stock, par value $0.01 per share, all of which is currently classified as common stock. Our common stock is listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our debt securities issued under an indenture to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The following is a summary of the most important provisions and definitions of the form of indenture we intend to enter into with a trustee. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

In this description of debt securities, the words “we”, “us”, or “our” refer only Redwood Trust, Inc. and not to any of our subsidiaries.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

The prospectus supplement will set forth:

•	whether the debt securities will be senior or subordinated;
•	the offering price;
•	the form and terms of any guarantee of any debt securities;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates, and the regular record dates;
•	the place where payments may be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;
•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable, whether we or the holder may elect payment to be made in a different currency and the manner in which the exchange rate with respect to these payments will be determined;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);
•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance”;
•	any conversion or exchange provisions;
•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;
•	whether the debt securities will be issuable in the form of a global security;
•	any subordination provisions;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and an integral multiple of $1,000 thereafter.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;
•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement occurs.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to physical delivery of certificated debt securities; and
•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers, and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents, or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger, and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer, or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust, or other entity;
•	the successor assumes our obligations on the debt securities and under the indenture;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	failure to pay principal of or any premium on any debt security of that series when due;
(2)	failure to pay any interest on any debt security of that series for 30 days when due;
(3)	failure to deposit any sinking fund payment within 30 days of when due;
(4)	failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;
(5)	our bankruptcy, insolvency, or reorganization; and
(6)	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and
(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium, or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, we and the trustee may make modifications and amendments to the indenture (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;
•	reduce the principal of, premium, if any, on or interest on any debt security;
•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	reduce the rate of or extend the time for payment of interest on any debt security;
•	change the currency in which any debt security is payable;
•	impair the right to enforce any payment after the stated maturity or redemption date;
•	waive any default or event of default in payment of the principal of, premium on or interest on any debt security;
•	waive a redemption payment or modify any of the redemption provisions of any debt security;
•	adversely affect the right, if any, to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indenture:

•	to cure any ambiguity, defect, or inconsistency;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;
•	to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holder;
•	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;
•	to conform the text of the indenture to any provision of the Description of Debt Securities to the extent that such provision in the Description of Debt Securities was intended to be a verbatim recitation of a provision of the indenture;

•	to provide for the issuance of additional securities in accordance with the limitations set forth in the indenture as of the date of the indenture;
•	to allow any guarantor to execute a supplemental indenture with respect to debt securities and to release guarantors in accordance with the terms of the indenture; or
•	to add additional obligors under the indenture and the securities.

The consent of holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain, or loss for United States federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger, and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain, or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF COMMON STOCK

All shares of common stock offered by this prospectus will be duly authorized, fully paid, and nonassessable. Holders of our common stock are entitled to receive dividends if, as, and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption, or, if listed on the New York Stock Exchange, appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation, and other rights.

Transfer Agent, Registrar, and Dividend Disbursing Agent

The transfer agent and registrar for our common stock is currently Computershare Trust Company, N.A. and its affiliate, Computershare Inc., acts as dividend disbursing agent.

Power to Reclassify Shares of Our Stock; Issuance of Additional Shares

Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of our stock into other classes or series of stock, including preferred stock, and to cause the issuance of such shares. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer, or prevent a transaction or a change in control of Redwood Trust that might involve a premium price for holders of common stock or otherwise be in their best interest. We have no shares of preferred stock presently outstanding.

DESCRIPTION OF PREFERRED STOCK

Our charter authorizes our board of directors to classify from time to time any unissued shares of stock in one or more classes or series of preferred stock and to reclassify any previously classified but unissued preferred stock of any class or series in one or more classes or series. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred stock, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the class or series;
•	the dividend rate (or the method of calculating dividends), if any, on the shares of the class or series and the priority as to payment of dividends with respect to other classes or series of our shares of stock;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;
•	the dividend periods (or the method of calculating the dividend periods);
•	the voting rights of the preferred stock, if any;
•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our stock and any other rights of the shares of the class or series upon our liquidation or winding-up;
•	whether or not and on what terms the shares of the class or series will be subject to redemption or repurchase at our option;
•	whether the shares of the class or series of preferred stock will be listed on a securities exchange or quoted on an inter-dealer quotation system;
•	any limitations on direct or beneficial ownership and restrictions on transfer applicable to the preferred stock, in addition to those already set forth in our charter, that may be necessary to preserve our status as a real estate investment trust; and
•	the other rights and privileges and any qualifications, limitations, or restrictions of the rights or privileges of the class or series.

Transfer Agent, Registrar, and Dividend Disbursing Agent

The transfer agent and registrar for our preferred stock is currently Computershare Trust Company, N.A. and its affiliate, Computershare Inc., acts as dividend disbursing agent. If different, we will specify in the applicable prospectus supplement the transfer agent, registrar, and dividend disbursing agent for any series of preferred stock offered by that prospectus supplement.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

•	the offering price;
•	the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;
•	the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;
•	the date on and after which such securities warrants and any related securities will be transferable separately;
•	the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrants and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;
•	the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;
•	U.S. federal income tax considerations; and
•	any other material terms of such securities warrants.

Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust.

DESCRIPTION OF
RIGHTS TO PURCHASE SHARES OF COMMON OR PREFERRED STOCK

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “stockholder rights.” If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

•	record date;
•	subscription price;
•	subscription agent;
•	aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights or warrants;
•	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;
•	U.S. federal income tax considerations; and
•	other material terms of such stockholder rights.

In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

Holders of stockholder rights will not be entitled by virtue of being such holders to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust, except to the extent described in the related prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Redwood Capital Trust II will only issue trust preferred securities and will not issue debt securities, common stock, preferred stock, warrants, stockholder rights or units. The terms of the trust preferred securities will include those stated in the trust agreement (as it may be amended and restated from time to time) and those made a part of that trust agreement by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the trust agreement and the trust preferred securities are summaries of certain anticipated provisions of the trust agreement and the trust preferred securities and are not complete. This summary is subject to and qualified by reference to the description of the particular terms of the trust preferred securities described in the applicable prospectus supplement. The form of trust agreement has been filed as an exhibit to the registration statement and you should read the form of trust agreement for provisions that may be important to you. The actual trust agreement and the terms of any trust preferred securities may differ materially from the form of trust agreement. We will describe in the applicable prospectus supplement any material differences between the actual trust agreement and trust preferred securities and the form of trust agreement and the description of the trust preferred securities below.

The prospectus supplement relating to the trust preferred securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;
•	the number of trust preferred securities issued by the trust;
•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;
•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;
•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;
•	any repurchase, redemption or exchange provisions;
•	any preference or subordination rights upon a default or liquidation of the trust;
•	any voting rights of the trust preferred securities in addition to those required by law;
•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;
•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and
•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The trust preferred securities may not be convertible into other securities that have not been registered under this registration statement unless the trust preferred securities convertible into such other securities are not legally convertible immediately or within one year of the date of sale of such trust preferred securities.

Except as otherwise set forth in the applicable prospectus supplement, the trustees, on behalf of the trust and pursuant to the trust agreement, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

Except as otherwise set forth in the applicable prospectus supplement, the trust preferred securities will rank equally in right of payment, and payments will be made thereon proportionately, with the trust common securities. Except as otherwise set forth in the prospectus supplement, the property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Except as otherwise set forth in the prospectus supplement, we will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

In the prospectus supplement, we will also describe certain material U.S. federal income tax consequences and special considerations applicable to the trust preferred securities.

The Trust Preferred Securities Guarantee

Except as otherwise set forth in the prospectus supplement, we will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;
•	payments on dissolution of each trust; and
•	payments on redemption of trust preferred securities of each trust.

Wells Fargo Bank, N.A., as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which we have filed as an exhibit to the registration statement.

Except as otherwise set forth in the prospectus supplement, we will irrevocably and unconditionally agree to pay holders of the trust preferred securities in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of the trust; and
•	payments upon the dissolution of the trust equal to the less of (i) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments and (ii) the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

We will not be required to make these liquidation payments if:

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or
•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

Except as otherwise set forth in the prospectus supplement, each guarantee is a guarantee from the time of issuance of the trust preferred securities. EXCEPT AS OTHERWISE SET FORTH IN THE APPLICABLE

PROSPECTUS SUPPLEMENT, THE GUARANTEE ONLY COVERS DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT WE HAVE MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, IF WE DO NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND WE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

Our obligations under the trust agreement, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants of Redwood

Except as otherwise set forth in the prospectus supplement, in the guarantee, we will agree that, as long as any trust preferred securities issued by the trust are outstanding, we will not make the payments and distributions described below if:

•	we are in default on our guarantee payments or other payment obligations under the guarantee;
•	any trust enforcement event under the trust agreement has occurred and is continuing; or
•	we have elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

Except as otherwise set forth in the prospectus supplement, in these circumstances, we will agree that we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, except to the extent required in order to maintain our qualification as a REIT; or
•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in right of payment to the debt securities or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if such guarantee ranks equally with or junior in right of payment to the debt securities.

However, except as otherwise set forth in the prospectus supplement, even during such circumstances, we may:

•	purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;
•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;
•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
•	declare dividends or distributions payable solely in shares of our capital stock;
•	redeem or repurchase any rights pursuant to a rights agreement; and
•	make payments under the guarantee related to the trust preferred securities.

In addition, as long as trust preferred securities issued by any trust are outstanding and except as otherwise set forth in the prospectus supplement, we will agree that we will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable trust agreement;
•	permit the trust common securities of that trust to be transferred only as permitted by the trust agreement; and
•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for U.S. federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the trust agreement, in which case the trust would be dissolved.

Amendments and Assignment

Except as otherwise set forth in the prospectus supplement, we and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect or in order to conform the text of the guarantee to any provision of this prospectus or the applicable prospectus supplement to the extent such provision in this prospectus or the applicable prospectus supplement was intended to be a verbatim recitation of the guarantee. In all other cases and except as otherwise set forth in the prospectus supplement, we and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

Except as otherwise set forth in the prospectus supplement, we may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us permitted under the indenture governing the debt securities.

Termination of the Guarantee

Except as otherwise set forth in the prospectus supplement, the guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the trust;
•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of the trust in exchange for all the securities issued by the trust; or
•	full payment of the amounts payable upon liquidation of the trust.

The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

Except as otherwise set forth in the prospectus supplement, our obligations under the guarantee will be unsecured and effectively junior in right of payment to all debt and preferred stock of our subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of the guarantee with respect to our capital stock and other liabilities, including other guarantees.

Except as otherwise set forth in the prospectus supplement, the guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Except as otherwise set forth in the prospectus supplement, if the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

Except as otherwise set forth in the prospectus supplement, we will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantees.

Duties of Guarantee Trustee

Except as otherwise set forth in the prospectus supplement, the guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantee does not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Except as otherwise set forth in the prospectus supplement, the guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law

New York law will govern the guarantee.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

•	the title of any series of units;
•	identification and description of the separate constituent securities comprising the units;
•	the price or prices at which the units will be issued;
•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;
•	information with respect to any book-entry procedures;
•	a discussion of any material or special United States federal income tax consequences applicable to an investment in the units; and
•	any other terms of the units and their constituent securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER AND REPURCHASE OF SHARES

In order that we may meet the requirements for qualification as a REIT at all times, among other purposes, our charter prohibits any person from acquiring or holding beneficial ownership of shares of our common stock or preferred stock (collectively, “capital stock”) in excess of 9.8%, in number of shares or value, of the outstanding shares of the related class of capital stock. For this purpose, the term “beneficial ownership” means beneficial ownership, as determined under Rule 13d-3 under the Exchange Act, of capital stock by a person, either directly or constructively under the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the Code), and related provisions.

Under the constructive ownership rules of Section 544 of the Code, a holder of a warrant generally will be treated as owning the number of shares of capital stock into which such warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate, or trust proportionately to its stockholders, partners, or beneficiaries, respectively. The rules may also attribute ownership of securities owned by family members to other members of the same family and may treat an option to purchase securities as actual ownership of the underlying securities by the optionholder. The rules further provide when securities constructively owned by a person will be considered to be actually owned for the further application of such attribution provisions. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owing not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who directly owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

Any acquisition or transfer of shares of capital stock or warrants that would cause us to be disqualified as a REIT or that would create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or result in the shares of capital stock being beneficially owned, within the meaning of Section 856(a) of the Code, by fewer than 100 persons, determined without any reference to any rules of attribution, or result in our being closely held within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to those shares or warrants. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Any purported transfer of shares of capital stock or warrants that would result in a purported transferee owning, directly or constructively, shares in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute excess securities. Excess securities will be transferred by operation of law to Redwood Trust as trustee for the exclusive benefit of the person or persons to whom the excess securities are ultimately transferred, until such time as the purported transferee retransfers the excess securities. While the excess securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of capital stock. Excess securities may be transferred by the purported transferee to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically be exchanged for the stock or warrants, as the case may be, to which the excess securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to us. In addition, such excess securities held in trust are subject to purchase by us at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such excess securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the charter that have not been repaid to us, and

(b) the market price as reflected in the last reported sales price of such shares of stock or warrants on the trading day immediately preceding the date of the purchase by us as reported on any exchange or quotation system over which such shares of stock or warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or warrants on the date of the purported transfer as determined in good faith by our board of directors, reduced by the amount of any distributions received in violation of the charter that have not been repaid to us.

Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights, and other benefits with respect to the shares of capital stock or warrants except the right to payment of the purchase price for the shares of capital stock or warrants on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our charter shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid, or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

All certificates representing shares of capital stock and warrants will bear a legend referring to the restrictions described above.

Any person who acquires shares or warrants in violation of our charter, or any person who is a purported transferee such that excess securities result, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, as required under the REIT provisions of the Code, every record owner of more than 5.0%, during any period in which the number of record stockholders is 2,000, or 1.0%, during any period in which the number of record stockholders is greater than 200 but less than 2,000, or 1/2%, during any period in which the number of record stockholders is 200 or less, of the number or value of our outstanding shares will receive a questionnaire from us by January 30 requesting information as to how the shares are held. In addition, our charter requires that such stockholders must provide written notice to us by January 30 stating the name and address of the record stockholder, the number of shares beneficially owned and a description of how the shares are held. In practice, we have generally permitted our stockholders to comply with the foregoing charter requirement by responding to our annual REIT questionnaire. Further, each stockholder upon demand is required to disclose to us in writing such information with respect to the direct and constructive ownership of shares and warrants as our board of directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Our board of directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our board of directors may, pursuant to our charter, waive the 9.8% ownership limit for a purchaser of our stock. As a condition to such waiver the intended transferee must give written notice to the board of directors of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. Our board of directors may also take such other action as it deems necessary or advisable to protect our status as a REIT. Pursuant to our charter, our board of directors has, from time to time, waived the ownership limit for certain of our stockholders.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

We have summarized certain terms and provisions of the Maryland General Corporation Law and our charter and bylaws. This summary is not complete and is qualified by the provisions of our charter and bylaws, and the Maryland General Corporation Law. See “Where You Can Find More Information.”

For restrictions on ownership and transfer of our capital stock contained in our charter, see “Restrictions on Ownership and Transfer and Repurchase of Shares.”

Maryland Business Combination Act

Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, as such terms are defined in the Act, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. The statute permits various exemptions from its provisions, including business combinations that are exempted by provision in the charter of the corporation. Our charter provides that we elect not to be governed by the provisions of the Maryland Business Combination Act.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act causes persons who acquire beneficial ownership of stock at levels of 10%, 33%, and more than 50% (control share acquisitions) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or the corporation’s officers or employee directors). The Maryland Control Share Acquisition Act affords a cash-out election for stockholders other than the acquiring stockholder, at an appraised value (but not less than the highest price per share paid by the acquiring person in the control share acquisition), payable by the corporation, if voting rights for more than 50% of the outstanding stock are approved for the acquiring person. Under certain circumstances, the corporation may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved. The statute does not apply (a) to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. A corporation’s board of directors has an “opt-out” power, exercisable through amendment of the corporation’s bylaws (which could be changed by the stockholders), to exempt in advance any control share acquisition from the Maryland Control Share Acquisition Act. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act acquisitions by certain persons of shares of our common stock in accordance with waivers from the ownership limit in our charter granted to such persons by our board of directors.

The Maryland Control Share Acquisition Act could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers.

Classification of Board of Directors, Vacancies, and Removal of Directors

Our charter and bylaws provide for a board of directors with staggered terms divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, are as follows:

Class I	3 Directors	Expires 2013
Class II	3 Directors	Expires 2011
Class III	3 Directors	Expires 2012

At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected to serve for a three-year term and until their successors are elected and qualify, and the directors in the other two classes will continue in office. A board of directors with staggered terms may delay, defer, or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a board of directors with staggered terms could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors in two years.

Pursuant to our election to be subject to certain provisions of the Maryland General Corporation Law, any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Under the Maryland General Corporation Law, if the directors have been divided into classes, unless the charter provides otherwise (which our charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations relevant to our status as a REIT and to your investment in our common stock.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his or her personal investment circumstances or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local, or foreign country tax law. This discussion assumes that you hold your common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code. This summary is for general information only and is not tax advice.

The information in this summary is based upon current law, including the Internal Revenue Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect the tax considerations contained in this discussion. This summary does not discuss any state, local, or foreign tax consequences associated with our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of our common stock, including the federal, state, local, foreign, and other tax consequences; and
•	potential changes in the applicable tax laws and regulations described below.

Taxation of Redwood Trust

We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994, and we intend to continue to be organized and operate in this manner.

In reading the discussion set forth below, it should be noted that although Redwood is combined with all of its subsidiaries for financial accounting purposes, for U.S. federal income tax purposes only Redwood and those subsidiaries designated as qualified REIT subsidiaries (and their assets and income) constitute the REIT (see “— Qualified REIT subsidiaries” below) and references in this section to “we,” “us,” or “our,” unless otherwise indicated, refer only to such entities. Redwood’s remaining domestic corporate subsidiaries constitute taxable entities subject to regular corporate income taxes, while Redwood’s non-corporate subsidiaries and foreign taxable REIT subsidiaries are generally not subject to U.S. corporate income taxes (see “— Taxable REIT subsidiaries” below).

In connection with the filing of our registration statement of which this prospectus is a part, our tax counsel, Chapman and Cutler LLP, has rendered an opinion to the effect that (i) we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code commencing with our taxable year ended December 31, 1994 and continuing through the fiscal quarter ended June 30, 2010 (the date of our most recent interim financial statements and REIT compliance reports) and (ii) our current and proposed methods of operation in periods subsequent to such date will enable us to continue to qualify as a REIT under the Code. It must be emphasized that the opinion of Chapman and Cutler LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in documents, records, and instruments provided to them are true and correct, all actions described in this prospectus supplement and the accompanying prospectus are completed in a timely fashion and that we will at all times operate in accordance with the methods of operation described in our organizational documents and this prospectus supplement and accompanying prospectus, and is conditioned upon factual representations and covenants made by our officers, regarding our organization, assets, income, distributions, stock ownership, the present and future conduct of our business operations, the fair market value of our investments and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the fact that certain aspects of our operations have not been considered by the courts or the Internal Revenue Service (IRS) in connection with determining compliance with the requirements for REIT status, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Chapman and Cutler LLP or us that we so qualify for any particular year. Chapman and Cutler LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

In any year in which we qualify as a REIT, we generally are not subject to U.S. federal income tax on that portion of our taxable income that is distributed to our stockholders. We are, however, subject to U.S. federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

In addition, notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. As discussed below, if we fail to satisfy the REIT Gross Income Tests, as described below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% Gross Income Test or (2) the amount by which we fail the 95% Gross Income Test, multiplied by (2) a fraction intended to reflect our profitability. If we fail to satisfy any of the REIT Asset Tests, as described below, other than a failure of the 5% or 10% REIT Asset Tests that do not exceed a statutory de minimis amount as more fully described below, but our failure is due to reasonable cause and not willful neglect, and we nonetheless maintain our REIT status because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the REIT Asset Tests.

We will also be subject to a tax of 100% on net income we derive from any “prohibited transaction,” which refers to dispositions of property held by the REIT classified as “property held for sale to customers in the ordinary course of business” of the REIT (i.e., “dealer” property). We do not believe that we have or will engage in transactions that would result in the us being classified as a dealer or deemed to have disposed of dealer property. However, whether property is held as dealer property or “primarily for sale to customers in the ordinary course of a trade or business” will depend on particular facts and circumstances and no assurance can be given that the IRS will agree with our determinations as to whether assets constitute dealer property.

If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to U.S. federal income tax on such income at the highest corporate income tax rate. In addition, a nondeductible excise tax, equal to 4% of the excess of required distributions over the amounts actually distributed, will be imposed on us for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of (1) 85% of our REIT “ordinary income,” plus (2) 95% of our REIT capital gain net income, plus (3) any undistributed income remaining from earlier years.

We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

We will generally be subject to tax on the portion of any “excess inclusion income” derived by us from a residual interest in a real estate mortgage investment conduit (REMIC) or taxable mortgage pool to the extent our stock is held in record name by specified tax-exempt organizations not subject to tax on unrelated business taxable income. We do not currently expect to hold such assets.

We may also voluntarily revoke our election to be taxed as a REIT, although we have no intention of doing so, in which event we will be prohibited from electing REIT status for the year to which the revocation relates and the following four tax years.

If we failed to qualify as a REIT in any particular year, we would be subject to U.S. federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of a regular corporation. In such event, we could be subject to potentially substantial income tax liability in respect of each tax year that we fail to qualify as a REIT as well as the four tax years following the year of the failure and, as a result, the amount of earnings and cash available for distribution to our stockholders could be significantly reduced.

We intend to monitor on an ongoing basis our compliance with the requirements for qualifying as a REIT. In order to maintain our REIT status, we may be required to limit the types of assets that we might otherwise acquire, or hold certain assets at times when we might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

REIT Qualification

The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Internal Revenue Code.

Stock Ownership Tests

Our capital stock must be held by at least 100 persons for at least 335 days of a twelve-month year, or a proportionate part of a short tax year. In addition, no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the tax year. Under the Internal Revenue Code, most tax-exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Internal Revenue Code), are generally treated as individuals for these purposes. We must satisfy these stock ownership requirements each tax year. We must solicit information from certain of our stockholders to verify ownership levels and must maintain records regarding those who do not respond. Our charter imposes certain repurchase obligations and restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the “five or fewer” requirement, a statutory “good faith” exemption is available.

Asset Tests

We must generally meet the following asset tests (the REIT Asset Tests) at the close of each quarter of each tax year:

•	at least 75% of the value of our total assets, as determined in accordance with generally accepted accounting principles, must consist of qualified real estate assets, government securities, cash, and cash items (the 75% Asset Test);
•	the value of our assets consisting of securities (other than those includible under the 75% Asset Test) must not exceed 25% of the total value of the REIT’s assets;

•	the value of our assets consisting of securities of one or more taxable REIT subsidiaries must not exceed 25% (20% with respect to our taxable years beginning before January 1, 2009) of the value of the REIT’s total assets; and
•	the value of securities held by us, other than securities of a taxable REIT subsidiary or securities taken into account for purposes of the 75% Asset Test, must not exceed (i) 5% of the value of our total assets in the case of securities of any one non-government issuer, and (ii) 10% of the outstanding vote or value of any such issuer’s securities.

For purposes of the above tests, qualified real estate assets generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, mortgage loans, and certain mortgage backed securities. The term “value” generally means, with respect to securities for which market quotations are readily available, the market value of such securities, and with respect to other securities and assets, fair value as determined by us in good faith.

In applying the above tests, we are generally required to re-value all of our assets at the end of any quarter in which we acquire a substantial amount of new securities or other property other than qualified real estate assets. We intend to closely monitor the purchase, holding, and disposition of our assets in order to comply with the REIT Asset Tests. We expect that substantially all of our assets, other than our interests in our taxable REIT subsidiaries, will be qualified real estate assets and intend to limit, or hold through taxable REIT subsidiaries, any assets not qualifying as qualified real estate assets so as to comply with the above REIT Asset Tests. If it is anticipated that the above limits would be exceeded, we intend to take appropriate measures to avoid exceeding such limits, including the disposition of non-qualifying assets within the permitted time periods for cure.

Due to the fact that our assets are not subject to precise determination or valuation, no assurance can be given that we have satisfied or will be able to continue to satisfy the REIT asset tests at all times. If we discover that we failed one or more of the REIT Asset Tests, we may nonetheless avoid losing our REIT status if we satisfy either (i) a de minimis exception or (ii) certain reasonable cause and disclosure requirements and pay certain penalties. The de minimis exception applies only to the last REIT Asset Test described above and is limited to violations not exceeding the lesser of 1% of our total assets at the end of such quarter or $10 million. The reasonable cause exception requires that we make certain disclosures to the IRS, establish that the failure was due to reasonable cause and not willful neglect, and pay a penalty equal to the greater of $50,000 or an amount equal to tax at the highest corporate tax rate on the income derived from such non-qualifying assets during period from identification to cure. Both exceptions also require that we dispose of the related assets within six months after the last day of the quarter in which we identify the failure or that we otherwise cure the failure within the same time period by, for instance, increasing our percentage ownership of other qualified assets. In the event these relief provisions were not applicable to a particular set of circumstances involving an asset test failure, we could fail to qualify as a REIT. See “Failure to qualify” below.

Gross Income Tests

We must generally meet the following gross income tests (the REIT Gross Income Tests) for each tax year:

•	at least 75% of our gross income, excluding gross income from prohibited transactions, if any, must be derived from certain specified real estate sources, including interest income on mortgages secured by real property or interests therein and gain from the disposition of qualified real estate assets, foreclosure property or “qualified temporary investment income” (i.e., income derived from “new capital” within one year of the receipt of such capital) (the 75% Gross Income Test); and

•	at least 95% of the REIT’s gross income for each tax year must be derived from sources of income qualifying for the 75% Gross Income Test, or from dividends, interest, and gains from the sale of stock or other securities not held for sale in the ordinary course of business (the 95% Gross Income Test).

We intend to maintain our REIT status by carefully monitoring our income, including income from hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. In computing compliance with the Gross Income Tests, we must evaluate whether and how income generated by interest rate caps and other hedging instruments undertaken by us fit within these tests. Generally speaking, to the extent an interest rate cap or other hedging instrument was acquired to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets and was properly identified at inception (“qualified hedging income”), we can exclude such income for purposes of computing compliance with the 95% Gross Income Test. Recent legislation expanded this exclusion so that it also applies for purposes of the 75% Gross Income Test and expanded the definition of qualified hedging income to also include income from transactions entered into after July 30, 2008 primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would constitute qualifying income under the 75% and 95% Gross Income Tests.

It should be noted that under certain circumstances, for example, (i) the sale of a substantial amount of assets to repay borrowings in the event that other credit is unavailable or (ii) an unanticipated decrease in qualifying income which results in our non-qualifying income exceeding 5% of our gross income, we may be unable to comply with certain of the REIT Gross Income Tests. Inadvertent failures to comply with the REIT Gross Income Tests will not result in disqualification of the REIT if certain disclosure and reasonable cause criteria are met and a 100% tax on the amount equal to the qualified income shortfall multiplied by a fraction intended to reflect our profitability is paid. See “— Taxation of Redwood Trust” above for a discussion of the tax consequences of failure to comply with the REIT Gross Income Tests. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were not applicable to a particular set of circumstances involving a failure to satisfy the Gross Income Tests, we could fail to qualify as a REIT. See “Failure to qualify” below.

Distribution Requirements

We generally are required to distribute to our stockholders an amount equal to at least 90% of our REIT taxable income determined before applying the deduction for dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

The IRS has ruled generally that if a REIT’s dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, then such distributions generally qualify towards this distribution requirement. We maintain a Direct Stock Purchase and Dividend Reinvestment Plan (DSPP) and intend that the terms of our DSPP will comply with the IRS public rulings regarding such plans.

If we earn material amounts of non-cash income, it might be necessary, in order to meet the distribution requirements, to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a “deficiency” dividend within a specified time period and in accordance with other requirements set forth in the Code. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which a REIT owns 100% of the stock issued by such corporation and for which no election has been made to classify it as a taxable REIT subsidiary. From time to time, we form wholly-owned subsidiaries that are treated as qualified REIT subsidiaries, including, but not limited to Sequoia Mortgage Funding Corporation. As such, their assets, liabilities, and income are generally treated as assets, liabilities, and income of the REIT for purposes of each of the above REIT qualification tests.

In addition, if we hold an equity interest in an entity that is classified as a partnership or disregarded entity under the Internal Revenue Code, such as Redwood Opportunity Fund, L.P. or its general partner, RWT LLC, for U.S. federal income tax purposes the REIT will generally be treated as earning directly its allocable share of the income and losses of such entity and owning its allocable share of the assets of the entity. Such income and assets generally have the same tax character as in the hands of the partnership. However, legislation has been proposed that, if enacted, would characterize taxable income earned in the form of a carried interest in an investment fund as compensation for services. If this legislation is enacted and does not contain a carve out for carried interests earned by REITs, certain of the income that we earn from the investment funds we sponsor may have a character different than that in the hands of the actual investment fund and may not qualify as good income under the REIT income tests.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which a REIT owns stock (directly or indirectly) and for which the REIT and such corporation make a joint election to classify the corporation as a taxable REIT subsidiary. Effective January 1, 2001, RWT Holdings, Inc. (“Holdings”), and Redwood Trust elected to treat Holdings, Sequoia Residential Funding, and Holdings’ other subsidiaries as taxable REIT subsidiaries of Redwood. Since 2001, Redwood Trust has made taxable REIT subsidiary elections together with various other subsidiaries, including but not limited to, Redwood Asset Management, Inc., Redwood Mortgage Funding, Inc., the Acacia entities and certain other entities in which it has made minority equity investments. As taxable REIT subsidiaries, these subsidiaries are not subject to the REIT asset, income, and distribution requirements nor are their assets, liabilities, or income treated as assets, liabilities, or income of the REIT for purposes of each of the above REIT qualification tests.

We generally engage in securitization transactions (other than certain non-REMIC, debt-for-tax securitizations) through our taxable REIT subsidiaries. In addition, we generally intend to make a taxable REIT subsidiary election with respect to any other corporation in which we acquire equity or equity-like securities constituting more than 10% by vote or value of such corporation’s equity and that is not otherwise a qualified REIT subsidiary. However, the aggregate value of all of our taxable REIT subsidiaries must be limited to 25% (20% with respect to our taxable years beginning prior to January 1, 2009) of the total value of our assets. In addition, we will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s -length price for comparable services. We expect that any rents, interest, or other charges imposed on Holdings or any other taxable REIT subsidiary will be at arm’s-length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of distributions of the earnings of such taxable REIT subsidiaries. To the extent such distributions constitute dividend income, such income is not real estate source income for purposes of the 75% Gross Income Test. Therefore, when aggregated with our other non-real estate source income, such income (together with any other income we have earned that is not qualifying income for the 75% Gross Income Test) must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries for purposes of compliance with all applicable REIT income and asset tests.

Taxable REIT subsidiaries doing business in the United States are generally subject to corporate level tax on their net income and generally will be able to distribute only net after-tax earnings to their stockholders, including Redwood, as dividend distributions. The Acacia entities are considered foreign subsidiaries not engaged in trade or business in the United States for tax purposes and therefore are not subject to U.S. corporate income taxation. However, the Acacia entities are characterized as controlled foreign corporations (CFCs) under the Internal Revenue Code and therefore we are required to recognize income equal to the net income derived from our investment in these entities without regard to whether distributions are made to us. Income that we earn from the Acacia CFCs is generally taxed as ordinary income and any losses that we might recognize on our equity investments in the CFCs will generally be treated as capital losses. Certain of the offshore investment fund entities that we sponsor have made elections to be classified as corporations for U.S. federal income tax purposes. Those entities are classified as passive foreign investment companies (PFICs) and to the extent that we make equity investments directly in such PFICs, we typically make an election so that our investment is taxed similar to that described above for CFCs.

There can be no assurance that the IRS will not assert that the Acacia entities or other offshore entities that we sponsor are doing business in the United States, which position, if sustained, would subject the such entities to corporate level tax on their effectively connected U.S. trade or business income. If this were to occur, then our investments in such offshore entities would generally only be able to contribute net after-tax earnings to our dividend distributions.

In addition, it should be noted that we have treated and intend to continue to treat income inclusions from our CFC and PFIC investments as qualifying income for purposes of the 95% Gross Income Test but not the 75% Gross Income Test. Income inclusions from equity investments in CFCs and PFICs are not specifically enumerated as includible for purposes of the 95% Gross Income Test, and there is no clear precedent with respect to the treatment of such income for the 95% Gross Income Test. However, such income inclusions have been treated as dividend income for other tax purposes and based on advice of counsel, we have treated and intend to continue treat such income inclusions as qualifying income for purposes of the 95% Gross Income Test. Nevertheless, because such income is not specifically addressed by the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income for this purpose. In the event that such income was determined not to qualify for the 95% Gross Income Test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. See “REIT Qualification” above and “Failure to Qualify” below. Such penalty tax, if applicable, would be equal to the amount by which we were determined to fail the 95% Gross Income Test multiplied by a fraction intended to reflect our profitability.

Failure to Qualify

In addition to those provisions already described, we can also cure REIT qualification failures if we establish that such failure was due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. However, if we fail any of the REIT qualification tests described previously in any tax year and the cure provisions provided by the Internal Revenue Code do not apply, we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at the regular U.S. federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would distributions generally be required to be made under the Internal Revenue Code. Further, unless entitled to relief under certain other provisions of the Internal Revenue Code, we would also be disqualified from re-electing REIT status for the four tax years following the year in which we became disqualified.

Tax Treatment Generally of U.S. Persons Investing in Our Common Stock

The discussion under this heading only applies to stockholders that are “U.S. persons.” A U.S. person is a person who is:

•	A citizen or resident of the United States;
•	A corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or any political subdivision thereof;
•	An estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Unless you are a tax-exempt entity, for any tax year in which we are treated as a REIT for U.S. federal income tax purposes, distributions (including constructive or in-kind distributions) made to you (and not designated as capital gain dividends) will generally be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount distributed exceeds your allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of your tax basis in the common stock, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

Distributions designated by us as capital gain dividends will generally be subject to tax as long-term capital gain to you, to the extent that the distribution does not exceed our actual net capital gain for the tax year. Alternatively, we can also elect by written notice to our stockholders to designate a portion of our net capital gain income as being retained and pay directly the tax on such net capital gains. In that instance, generally if you are required to include the deemed capital gains dividend in income, you will be entitled to claim a credit or refund on your tax return for the tax paid by us with respect to such deemed dividend, and you will be entitled to increase your tax basis in our shares by an amount equal to the excess of the deemed capital gain dividend over the tax you are deemed to have paid.

Distributions by us, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction that exists under current law. Furthermore, distributions by us characterized as ordinary income generally will not be subject to the reduced 15% and 5% tax rates otherwise effective for certain types of dividends as of January 1, 2003. However, dividend distributions by us characterized as capital gain distributions will be subject to the reduced 5% and 15% tax rates effective through 2010.

In the event that we realize a loss for a tax year, you will not be permitted to deduct any share of that loss. Further, if we (or a portion of our assets) were to be treated as a taxable mortgage pool, or if we were to hold residual interests in REMICs, any “excess inclusion” income derived therefrom and allocated to you would not be allowed to be offset by any net operating losses.

Dividends declared during the last quarter of a tax year and actually paid during January of the following tax year are generally treated as if received on December 31 of the tax year in which they are declared and not on the date actually received. In addition, we may elect to treat certain other dividends distributed after the close of the tax year as having been paid during such tax year, but you will be treated as having received such dividend in the tax year in which the distribution is made.

Upon a sale or other disposition of our common stock, you would generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your tax basis in such stock, which gain or loss generally will be long-term if the stock was held for more than twelve months. Any loss on the sale or exchange of common stock held by you for six months or less will generally be treated as a long-term capital loss to the extent of any designated capital gain dividends received by you. If common stock is sold after a record date but before a payment date for declared dividends on such stock, you will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

We are required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of our stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information we have received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

In any year in which we do not qualify as a REIT, distributions made to you would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction and may be eligible for the reduced tax rates on dividends (if paid out of previously-taxed earnings), the excess inclusion income rules would not apply, and you would not receive any share of our tax preference items. In such event, however, we would be subject to potentially substantial U.S. federal income tax liability, and the amount of earnings and cash available for distribution to you could be significantly reduced or eliminated.

Information Reporting and Backup Withholding with Respect to Our Common Stock

We will report to our U.S. stockholders and the IRS the amount of distributions paid or deemed paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid (at the rate generally equal to the fourth lowest rate of U.S. federal income tax then in effect (currently 28%)) unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of dividends and capital gain distributions to any stockholders that do not certify under penalties of perjury their non-foreign status to us.

Tax Treatment Generally of Tax-Exempt Entities Investing in Our Common Stock

The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a “pension-held REIT,” a tax-exempt stockholder is generally not subject to tax on distributions from us or gain realized on the sale of the common stock or preferred stock, provided that:

•	you do not incur indebtedness to purchase or hold our common stock;
•	your shares are not otherwise used in an unrelated trade or business; and

•	we do not distribute dividends to you that are treated as “excess inclusion” income as defined under the Code.

It should be emphasized that if we were to hold a residual interest in a REMIC, or if a pool of the REIT’s assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as “unrelated business taxable income,” or UBTI. Although we do not intend to acquire such residual interests at the REIT level or believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under Section 401(a) of the Code) holds more than 10% by value of the interests in a “pension-held REIT” at any time during a tax year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a “pension-held REIT” is a REIT (i) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the equity interest of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the equity interests in such REIT. Assuming compliance with the ownership limit provisions in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

Distributions to certain types of tax-exempt stockholders exempt from U.S. federal income taxation under Sections 501 (c)(7), (c)(9), (c)(17), and (c)(20) of the Internal Revenue Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable “set aside” and reserve requirements.

U.S. Tax Treatment Generally of Foreign Persons Investing in Our Common Stock

The discussion under this heading only applies to you if you are not a “U.S. person” as defined above under “Tax treatment generally of U.S. persons investing in our common stock” (hereinafter, a “foreign stockholder”).

This discussion provides only a brief summary of certain U.S. federal tax consequences that apply to you, but does not consider any specific facts or circumstances that may apply to you and your particular situation. Therefore, we urge you to consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, holding, and disposing of our stock, or any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

Distributions paid by us out of our earnings and profits, as determined for U.S. federal income tax purposes, to a foreign stockholder will generally be subject to withholding of U.S. federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a U.S. trade or business. In the case of a taxable stock dividend with respect to which any withholding tax is imposed, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use shares or the proceeds of such disposition to satisfy the withholding tax imposed. Distributions paid by us in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of the holder’s adjusted basis in his shares of stock, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the foreign stockholder’s U.S. federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of our earnings and profits. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a foreign stockholder, the dividend received by such holder will be subject to the U.S.

federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax).

Certain capital gains distributions by a REIT to a foreign stockholder that are attributable to gain from the sales or exchanges by us of “United States real property interests” will be treated as if such gain were effectively connected with a U.S. business and will thus be subject to tax at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount may be credited against the foreign stockholder’s FIRPTA tax liability. FIRPTA does not apply, however, to REIT capital gain distributions (so long as they are made with respect to a class of REIT stock that is regularly traded on an established securities market in the United States) to a foreign investor that does not own more than 5% of the REIT’s stock any time during the one year period ending on the date of such distribution. Such distributions are instead treated by the investor as a regular, rather than capital gain, dividends. It should also be noted that mortgage loans without substantial equity or with shared appreciation features generally would not be classified as “United States real property interests.”

A foreign stockholder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of its shares of either common or preferred stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the foreign stockholder, (ii) in the case of a foreign stockholder who is a nonresident alien individual and holds such shares as a capital asset, such holder is present in the United States for 183 or more days in the tax year and certain other requirements are met, or (iii) the foreign stockholder is subject to tax under the FIRPTA rules because we are not domestically controlled. Gain that is effectively connected with the conduct of a business in the United States by a foreign stockholder will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax) but will not be subject to withholding. Foreign stockholders should consult applicable treaties, which may provide for different rules.

Gain recognized by a foreign stockholder upon a sale of either common stock or preferred stock will generally not be subject to tax under FIRPTA if we are a “domestically-controlled REIT,” which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of our stockholders are believed to be foreign stockholders, we anticipate that we will qualify as a “domestically-controlled REIT.” Accordingly, a foreign stockholder should not be subject to U.S. federal income tax from gains recognized upon disposition of its shares.

On July 30, 2010, the House of Representatives passed H.R. 5901, which would increase from 5 percent to 10 percent the amount of REIT stock that a foreign entity can hold without being subject to FIRPTA. However, comparable legislation has not yet been introduced in the Senate and it is unclear whether this change will be enacted into law.

State, Local, and Foreign Tax Consequences

State, local, and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Consequently, we urge you to consult your tax advisor regarding the effect of state, local, and/or foreign tax laws with respect to our treatment as a REIT and an investment in Redwood.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to any applicable prospectus supplement directly to one or more purchasers or though dealers, agents, or underwriters. We may sell the securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer, or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

We may also, from time to time, authorize underwriters, dealers, or other persons, acting as our agents, to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions, or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers, and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to reimbursement for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder other than shares of our common stock will be a new issue with no established trading market. We may elect to list any of the securities issued hereunder on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in the securities issued hereunder, including our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers, or agents and their respective associates may be customers of, and/or engage in transactions with, and perform services for us in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of certain securities will be passed upon for us by Venable LLP, Baltimore, Maryland. The validity of the debt securities will be passed upon for us by Latham & Watkins LLP. Certain tax matters will be passed upon for us by Chapman and Cutler LLP, San Francisco, California. Certain matters relating to Delaware law regarding the validity of the trust preferred securities will be passed upon for us by Richards, Layton & Finger, P.A.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2009 and 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 (as amended by Amendment No. 1 on Form 10-K/A) have been so incorporated in reliance on the reports of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 25, 2010;
•	Amendment No.1 on Form 10-K/A to Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 26, 2010;
•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, which was filed with the SEC on May 5, 2010, and for the quarter ended June 30, 2010, which was filed with the SEC on August 4, 2010;
•	Amendment No. 1 on Form 10-Q/A for the quarter ended June 30, 2010, which was filed with the SEC on August 6, 2010;
•	Current Reports on Form 8-K, filed with the SEC on January 26, 2010, March 18, 2010, and May 19, 2010;
•	Proxy Statement with respect to the 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010;
•	The description of our common stock contained in our Registration Statement on Form 8-A, which was filed with the SEC on January 7, 1998; and
•	All documents filed by Redwood Trust, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering (but excluding any items, documents, or portions of items or documents which are deemed “furnished” and not filed with the SEC).

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.redwoodtrust.com.

Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Redwood Trust, Inc.
Attn: Investor Relations
One Belvedere Place, Suite 300
Mill Valley, CA 94941
(415) 389-7373

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Certain of our filings with the SEC are available on our website at http://www.redwoodtrust.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.

$150,000,000

    % Convertible Senior Notes due 2018

J.P. Morgan
Barclays
Goldman, Sachs & Co.
JMP Securities